SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

AND

PROXY STATEMENT

MAY 23, 2012

59 Maiden Lane, 6th Floor
New York, NY 10038
Phone: 212.220.7120
Fax: 212.220.7130
www.amtrustgroup.com

AMTRUST FINANCIAL SERVICES, INC.
59 Maiden Lane, 6th Floor
New York, New York 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2012

April 5, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “the Company,” “our,” “us,” or “we”), which will be held on Wednesday, May 23, 2012, commencing at 10:00 a.m. (Eastern time), at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act upon (1) the election of seven directors, (2) the ratification of the appointment of BDO USA, LLP as our independent auditors, (3) approval of amendments to the 2010 Omnibus Incentive Plan, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on March 26, 2012, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We are mailing a copy of our Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, together with this Notice of Annual Meeting of Shareholders and proxy statement. Additional copies may be obtained by writing to AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of AmTrust Financial, I would like to express our appreciation for your continued support.

Sincerely,

Stephen Ungar
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholders Meeting to Be Held on May 23, 2012:

The proxy statement, proxy card and annual report to security holders are available at
http://amtrust2012.investorroom.com.

AMTRUST FINANCIAL SERVICES, INC.

i

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors to be used at our 2012 Annual Meeting of Shareholders, which will be held at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038, on Wednesday, May 23, 2012, at 10:00 a.m. (Eastern time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, was first mailed to shareholders on or about April 5, 2012.

All common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, “FOR” the ratification of BDO USA, LLP as our independent auditors and “FOR” approval of the amendments to the 2010 Omnibus Incentive Plan. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of persons appointed as proxies and named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

We will pay all expenses in connection with this solicitation of proxies and such costs are those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

The Board has fixed the close of business on March 26, 2012 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 60,210,356 shares of common stock outstanding.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors and approval of the amendments to the 2010 Omnibus Incentive Plan, shareholders may vote in favor of or against each proposal or may abstain from voting.

A majority of the outstanding common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the majority of shares cast at the Annual Meeting, represented in person or by proxy, is necessary to ratify the selection of BDO USA, LLP as our independent auditors and approve the amendments to the 2010 Omnibus Incentive Plan.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on Proposal 2 to ratify the appointment of our independent auditors, but not on Proposal 1 to elect directors or Proposal 3 to approve amendments to the 2010 Omnibus Incentive Plan. An abstention or broker non-vote with respect to Proposal 1 has the same effect as a vote against a director nominee, as each abstention or broker non-vote would be one less vote in favor of a director nominee. An abstention or broker non-vote with respect to Proposal 3 will not be counted as a vote cast and, therefore, will have no effect on the vote.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2013 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Ms. Susan C. Fisch and Messrs. Donald T. DeCarlo, Abraham Gulkowitz, George Karfunkel, Michael Karfunkel, Jay J. Miller, and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the Board of Directors has consented to serve for a new term, if elected. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Nominees for Election of Directors

Donald T. DeCarlo, 73, Director since 2006, is an attorney in private practice. Mr. DeCarlo currently serves as the Chairman of the Board of Commissioners of the New York State Insurance Fund and served as a Commissioner from 1997 through 2009. From 1997 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, a law firm, where he was managing partner prior to his departure. He is also a director of Fidelity National Indemnity Insurance Company (a Texas insurance company that services flood insurance for the Federal Emergency Management Agency (FEMA)), Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, Wright Risk America, Wright Risk America Indemnity Company and several of our subsidiaries. He is also one of our two appointees to American Capital Acquisition Corporation’s Board of Directors. From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo received a B.A. from Iona College and a J.D. from St. John’s University School of Law. Mr. DeCarlo has also written three books and numerous articles on workers’ compensation insurance.

Mr. DeCarlo was selected to serve on the Board of Directors because he is a recognized expert in the workers’ compensation industry. He has extensive experience representing insurance industry clients in corporate, regulatory and commercial matters.

Susan C. Fisch, 67, Director since 2010, has over 30 years of experience in the insurance industry as a reinsurance broker specializing in workers’ compensation. From 2001 to 2009, Ms. Fisch was an executive at Willis Re, Inc., an insurance broker, where she created and directed the Workers’ Compensation Practice Group that was responsible for the creation of new products, placement of workers’ compensation programs, relationship coordination with reinsurers and new client prospecting. In addition, she provided guidance and strategic direction to Willis Re clients and prospects in all aspects of workers’ compensation. From 1992 through 2001, Ms. Fisch was a senior vice president and team leader specializing in workers’ compensation at Benfield Blanch. From 1987 through 1992, she was a reinsurance treaty broker focusing on workers’ compensation at Enan & Company. From 1978 through 1987, she was employed by Thomas A. Greene Company as a facultative broker and, ultimately, as head of the casualty facultative department in the company’s San Francisco office. She began her career with Towers Perrin, an actuarial company, in 1976. Ms. Fisch has been a frequent speaker at workers’ compensation seminars. Ms. Fisch holds a B.A. degree and a Master’s degree in Education from the University of Pittsburgh.

Ms. Fisch was selected to serve on the Board of Directors because of her extensive knowledge of and contacts in the workers’ compensation industry.

Abraham Gulkowitz, 63, Director since 2006, is a co-founder and partner of Brookville Advisory, an investment fund specializing in credit analysis whose predecessor is Brookville Capital, which was started in 2002 and in late 2006 was sold to Morgan Stanley Alternative Assets. Mr. Gulkowitz worked for Brookville Capital from 2002 until Brookville Advisory was recreated independently in 2011. From 1978 to 2002, Mr. Gulkowitz served in various positions, including as a Senior Managing Director and a member of the partners’ management group, at Bankers Trust/Deutsche Bank, an investment bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was a financial market analyst. Prior to that, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz is also a member of the advisory board of Gryphon Investors, a San Francisco-based private equity firm specializing in middle market investment opportunities. Mr. Gulkowitz received his M.B.A. from New York University, where he also did post-graduate work in economics.

Mr. Gulkowitz was selected to serve on the Board of Directors because of his diverse and extensive financial and management experience and because he qualifies as our Audit Committee financial expert.

George Karfunkel, 63, Director since 1998, is currently the Chairman of Sabr Group, a consulting company based in New York City. Mr. Karfunkel was a director, the former Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with his brother, Michael Karfunkel, and sold to an Australian private equity firm in 2008. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with Michael Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel is the owner of Verisight, Inc. (formerly Pension Specialists, Inc.), a provider of 401(k) and other retirement plan services. Mr. Karfunkel serves as vice chairman of The Upstate Bank, a nationally-chartered community bank, and co-chairman of CheckAlt Payment Solutions, a provider of automated and electronic check transaction processing.

Mr. Karfunkel has been selected to serve on the Board of Directors because he is a successful businessman with 40 years of experience in the ownership and management of and investment in the financial services industry, including insurance, banking and real estate. In addition, Mr. Karfunkel, together with Michael Karfunkel and Mr. Zyskind, are our founding shareholders, and, as a group, own and control the majority of our issued and outstanding stock.

Michael Karfunkel, 69, Chairman of the Board of Directors since 1998, is a businessman with significant interests in the financial services industry, including insurance, banking and real estate. He is a director and Chairman of American Capital Acquisition Corporation (“ACAC”), an insurance holding company, which was formed in 2009 (see “Certain Relationships and Related Transactions”). Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with his brother, George Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel was a director, the former President and co-owner, with George Karfunkel, of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with George Karfunkel, and sold to an Australian private equity firm in 2008. Mr. Karfunkel is Mr. Zyskind’s father-in-law.

Mr. Karfunkel has been selected to serve on the Board of Directors because he has a 40 year record of developing and managing successful businesses, including the Company, Maiden Holdings, Ltd. and ACAC. His experience includes the management of large investment portfolios, mergers and acquisitions, and corporate finance, all of which are integral to our success. In addition, Mr. Karfunkel, together with George Karfunkel and Mr. Zyskind, are our founding shareholders, and as a group, own and control the majority of our issued and outstanding common stock.

Jay J. Miller, 79, Director since 1998, has practiced law specializing in securities matters and corporate transactions for more than 40 years. Mr. Miller served as our Secretary (without compensation) from 1998 to 2005. Mr. Miller also serves as a director of several of our wholly-owned subsidiaries, and is Chairman of the Board of Gulf USA Corporation, a property and natural resource company. He is also a director of Integrated

Business Systems, Inc., a real estate management technology company. In March 2009, Mr. Miller became a director and member of the Audit Committee of One West Bank, a federally-chartered thrift institution. Mr. Miller received a B.A. from Syracuse University and a J.D. from Columbia University School of Law.

Mr. Miller was selected to serve on the Board of Directors because he is a corporate and securities lawyer with extensive experience representing clients in many industries, including financial services, and has been involved in transactions nationally and internationally. He has served on our Board of Directors, as well as the boards of directors of our significant subsidiaries, since Michael Karfunkel and George Karfunkel acquired the Company in 1998, has valuable historical knowledge of our development, and is a respected advisor to management and the other members of the Board.

Barry D. Zyskind, 40, Director since 1998, has held senior management positions with the Company since 1998 and currently serves as our Chief Executive Officer and President. Mr. Zyskind also serves as an officer and director of many of our wholly-owned subsidiaries. Mr. Zyskind currently serves as non-executive chairman of the board of Maiden Holdings, Ltd., an insurance holding company (see “Certain Relationships and Related Transactions”). Prior to joining us, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business. Mr. Zyskind is Michael Karfunkel’s son-in-law.

Mr. Zyskind has been selected to serve on the Board of Directors because of his position as our Chief Executive Officer, his role in our profitable growth both before and after we became a public company, his knowledge of the industry and experience in corporate finance. In addition, Mr. Zyskind, together with Michael Karfunkel and George Karfunkel, are our founding shareholders and, as a group, own and control a majority of our issued and outstanding stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than thirteen directors, with the exact number to be set by the Board from time to time. Currently, our Board of Directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2013 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our Board of Directors met on nine occasions during 2011. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served. We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of the annual meeting of shareholders. All of our directors were present at the 2011 annual meeting of our shareholders.

Independence of Directors

Our Board of Directors has determined that four of our seven directors, Donald DeCarlo, Susan Fisch, Abraham Gulkowitz and Jay Miller, are independent directors under the NASDAQ Marketplace Rules. The remaining three directors, Barry Zyskind, George Karfunkel and Michael Karfunkel, do not qualify as independent directors.

We are a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s listing qualification standards because George Karfunkel, Michael Karfunkel and Barry Zyskind, directly or indirectly, collectively beneficially own or control approximately 60% of our voting power (see “Security Ownership of Certain Beneficial Owners”). Therefore, we are exempt from the requirements of Rule 5605 with respect to having:

•	a majority of the members of our Board of Directors be independent;
•	our Compensation and Nominating and Corporate Governance Committees comprised solely of independent directors;
•	the compensation of our executive officers determined by a majority of our independent directors or a Compensation Committee comprised solely of independent directors; and
•	director nominees being selected or recommended for selection by our Board of Directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

Michael Karfunkel, who is not an independent director, is a member of our Compensation and Nominating and Corporate Governance Committees.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors have regularly scheduled meetings at which only they are present.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Our Audit Committee is comprised entirely of independent directors. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 26, 2012 is provided in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Donald DeCarlo	X	X*	X*
Susan Fisch			X
Abraham Gulkowitz	X*
George Karfunkel				X
Michael Karfunkel		X	X	X
Jay Miller	X	X
Barry Zyskind				X*

*	Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent public accounting firm and approves its services. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of the following independent directors: Mr. Gulkowitz, who is also the Chairman of the Committee, Mr. DeCarlo and Mr. Miller. The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that Mr. Gulkowitz qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

The Audit Committee met eight times in 2011.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the Board of Directors, the compensation of our executive officers and reviews and approves employment and severance agreements with our executive officers. The Compensation Committee also administers the grant of stock options and other awards under our 2010 Omnibus Incentive Plan, the grant of performance-based compensation pursuant to the Amended and Restated 2007 Executive Performance Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of our 2010 Omnibus Incentive Plan, the Compensation Committee has delegated authority to our chief executive officer to designate individuals (employees who are not officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares.

Final compensation decisions are made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined by the Compensation Committee and the Board of Directors (with Michael Karfunkel abstaining).

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The members of the Compensation Committee are Mr. DeCarlo, who is also the Chairman of the committee, Mr. Miller and Mr. Michael Karfunkel.

The Compensation Committee met two times in 2011.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the Board of Directors, develops and recommends to the Board of Directors a set of corporate governance principles applicable to it, and oversees the evaluation of the Board of Directors and management.

The members of our Nominating and Corporate Governance committee are Mr. DeCarlo, who is also the Chairman of the committee, Ms. Fisch and Mr. Michael Karfunkel. Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Nominating and Corporate Governance Committee met one time in 2011.

Executive Committee

The Executive Committee has responsibilities that include exercising the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors and deciding issues from time to time delegated by the Board of Directors.

The members of our Executive Committee are Mr. Zyskind, who is also the Chairman of the committee, Mr. George Karfunkel and Mr. Michael Karfunkel.

The Executive Committee did not take any action on behalf of the Board of Directors in 2011.

Compensation Committee Interlocks and Insider Participation

During 2011, none of our executive officers or directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules of the SEC. As discussed above under “— Board Committees —  Compensation Committee,” the members of our Compensation Committee are Mr. DeCarlo, who is the chairman of the committee, Mr. Miller, who served as our Secretary prior to 2005 and received no compensation for his service, and Mr. Michael Karfunkel, our largest shareholder.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2012, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. Our Chief Financial Officer and newly appointed Chief Audit Executive are directly responsible for our enterprise risk management function and report to the President and Chief Executive Officer and, for this purpose, directly to the Audit Committee. In fulfilling their risk management responsibilities, the Chief Financial Officer and Chief Audit Executive work closely with members of senior management, including the Chief Operating Officer, Chief Legal Officer, General Counsel, Treasurer, and our Internal Audit department.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, the Chief Financial Officer and, starting in 2012, the Chief Audit Executive, meets with the Audit Committee at each of their regularly scheduled meetings to discuss the risks facing us, highlighting any new risks that may have arisen since they last met.

Leadership Structure

We have separate individuals serving in the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full board. This structure is appropriate to our business because it reflects the industry experience, vision and energy brought to the Board of Directors by our founder, Mr. Michael Karfunkel, and the day-to-day management direction under Mr. Zyskind.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 6th Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee or addressees set forth in the communication.

COMPENSATION OF DIRECTORS

We pay an annual retainer of $80,000 to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. In addition to the annual retainer, each non-employee director other than Messrs. Karkunkel receives a fee of $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended via teleconference, and $1,000 for each committee meeting attended. Each non-employee director who chairs a committee also receives an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the Board chaired. We also reimburse our directors for reasonable expenses they incur in attending Board of Directors or committee meetings.

In 2011, Mr. Miller and Mr. DeCarlo earned an additional $72,500 and $90,000, respectively, for serving as directors on the boards of our subsidiaries.

In addition to the cash compensation described above, in 2012, the Compensation Committee, upon recommendation by the Nominating and Corporate Governance Committee, determined that each of the non-employee directors other than George Karfunkel and Michael Karfunkel would receive a grant of 3,000 restricted stock units that vest over a three-year period in place of the typical annual grant of options to purchase 6,250 shares of our common stock, reflecting our preference, since the adoption of our 2010 Omnibus Incentive Plan, in favor of grants of restricted stock units as compared to stock options. In 2011, we made annual grants of options to purchase 6,250 shares of our common stock to each of our non-employee directors other than George Karfunkel and Michael Karfunkel, which are reflected in the table below. We also make an initial grant of an option to purchase 12,500 shares of our common stock to new directors upon their election to the Board. Each such option will fully vest one year after the date of grant and have an exercise price equal to the fair market value as of the date of the grant and will expire ten years from the date of the grant. George Karfunkel and Michael Karfunkel do not receive any compensation for serving on our Board of Directors.

The following table sets forth compensation earned by the non-employee members of our Board of Directors during the fiscal year ending December 31, 2011:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Michael Karfunkel	$—	$—	$—
George Karfunkel	—	—	—
Donald DeCarlo	205,000	34,535	239,535
Susan Fisch	96,000	34,535	130,535
Abraham Gulkowitz	108,000	34,535	142,535
Jay Miller	177,500	34,535	212,035

(1)	The amounts in this column reflect retainer fees, Board meeting fees and committee fees earned in 2011 for service on our Board of Directors and its committees and, with respect to Mr. DeCarlo and Mr. Miller, for service on the boards of directors of several of our subsidiaries.
(2)	The dollar amounts represent the aggregate grant date fair value of option awards granted during the year. The grant date fair value of an award is measured in accordance with FASB ASC 718-10-25 utilizing the assumptions discussed in Note 15 to our financial statements for the fiscal year ended December 31, 2011. At December 31, 2011, the aggregate number of option awards outstanding was: Mr. DeCarlo — 43,750 shares; Ms. Fisch — 18,750 shares; Mr. Gulkowitz — 43,750 shares; and Mr. Miller — 143,750 shares. Unvested options are forfeited upon termination of the director’s service; however, if the director’s termination of service is due to (i) retirement on or after his or her sixty-fifth birthday or, with our consent, on or after his or her fifty-fifth birthday; (ii) disability; or (iii) death, the options become fully vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 60,210,356 shares of common stock outstanding as of March 26, 2012.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind 59 Maiden Lane, 6th Floor New York, New York 10038	6,274,000	(1)	10.4%
George Karfunkel 59 Maiden Lane, 6th Floor New York, New York 10038	14,577,643	(2)	24.2%
Michael Karfunkel 59 Maiden Lane, 6th Floor New York, New York 10038	14,845,500	(3)	24.7%

(1)	The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 57,000 of these shares of common stock.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 6,551,786 of these shares of common stock.
(3)	Mr. Michael Karfunkel has placed 8,434,723 of these shares of common stock in The Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which he is a trustee. ACP Re, Ltd., an asset of the Trust that is 100% owned by ACP Re Holdings, LLC, holds 5,000,000 of these 8,434,723 shares. ACP Re Holdings, LLC is owned 99.9% by The Michael Karfunkel 2005 Grantor Retained Annuity Trust. A portion of the shares held by ACP Re, Ltd. (3,000,000 shares) are pledged as security for a line of credit. In addition, the Hod Foundation, a charitable foundation controlled by Mr. Michael Karfunkel, owns 5,964,277 of these shares of common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors and executive officers as a group as of March 26, 2012. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 26, 2012 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Donald T. DeCarlo	86,750	(1)	*
Susan C. Fisch	21,250	(1)	*
Abraham Gulkowitz	43,750	(1)	*
George Karfunkel	14,577,643	(2)	24.2%
Michael Karfunkel	14,845,500	(3)	24.7%
Jay J. Miller	143,750	(1)	*
Barry D. Zyskind	6,274,000	(4)	10.4%
Ronald E. Pipoly, Jr.	419,555	(1)	*
Max G. Caviet	228,977	(1)	*
Michael J. Saxon	428,234	(1)	*
Christopher M. Longo	440,852	(1)	*
All executive officers and directors as a group (14 persons)	37,731,168	(1)	60.9%

*	Less than one percent.
(1)	Includes shares the individuals have the right to acquire upon the exercise of options or the vesting of restricted stock units within 60 days of March 26, 2012: Messrs. DeCarlo and Gulkowitz — 43,750 shares; Ms. Fisch — 18,750 shares; Mr. Miller — 143,750 shares; Mr. Pipoly — 380,625 shares; Mr. Caviet — 146,875 shares; Mr. Saxon — 366,340 shares; Mr. Longo — 428,125 shares; all executive officers and directors as a group — 1,772,484 shares.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 6,551,786 of these shares of common stock.
(3)	Mr. Michael Karfunkel has placed 8,434,723 of these shares of common stock in The Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which he is a trustee. ACP Re, Ltd., an asset of the Trust that is 100% owned by ACP Re Holdings, a Delaware LLC, holds 5,000,000 of these 8,434,723 shares. ACP Re Holdings, LLC is owned 99.9% by The Michael Karfunkel 2005 Grantor Retained Annuity Trust. A portion of the shares held by ACP Re, Ltd. (3,000,000 shares) are pledged as security for a line of credit. In addition, the Hod Foundation, a charitable foundation controlled by Mr. Michael Karfunkel, owns 5,964,277 of these shares of common stock.
(4)	The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 57,000 of these shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of ownership and changes of ownership of our common stock and derivative securities with the SEC. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal year 2011, all Section 16(a) filing requirements applicable to our directors and executive officers and 10% stockholders were timely met.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2012. Although not required by our bylaws or otherwise, the Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain BDO USA, LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

A representative of BDO USA, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of BDO USA, LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of BDO USA, LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with BDO USA, LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee reviewed and discussed with BDO USA, LLP the following fees for services rendered for the 2011 and 2010 fiscal years and considered the compatibility of non-audit services with BDO USA, LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to us by BDO USA, LLP, our principal auditors, and BDO International affiliate firms, for 2011 and 2010. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP or its international affiliates during 2011 and 2010.

BDO USA, LLP	2011	2010
Audit Fees(1)	$2,712,781	$2,414,940
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,712,781	$2,414,940

(1)	Audit fees relate to professional services rendered for the fiscal years ended December 31, 2011 and 2010: (i) the integrated audit of our annual financial statements and internal controls over financial reporting, (ii) the reviews of our consolidated financial statements included in our Form 10-Q quarterly reports, (iii) services performed in connection with filings of registration statements and (iv) the issuance of comfort letters.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Gulkowitz is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (www.amtrustgroup.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, we received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

March 6, 2012	Abraham Gulkowitz (Chairman) Donald T. DeCarlo Jay J. Miller

PROPOSAL 3: APPROVAL OF AMENDMENTS TO THE 2010 OMNIBUS INCENTIVE PLAN

The Board of Directors is requesting that our shareholders approve amendments to our 2010 Omnibus Incentive Plan (the “Plan”), which will expand our ability to make performance-based stock awards. The Plan was originally approved by our shareholders at our 2010 Annual Meeting to provide a vehicle with which we could use equity of the Company as part of our compensation programs. The Board of Directors believes it is very important that our eligible employees and directors receive part of their compensation in the form of equity awards as a way to foster their investment in the Company and reinforce the link between their financial interests and those of our other shareholders. The Plan provides us with flexibility in the types of awards we can grant by authorizing award types including restricted stock units, performance shares, dividend equivalents, and other stock-based awards. This provides us with the ability to structure our compensation programs to be economically attractive to recipients, while maximizing our tax efficiency.

The current Plan permits awards of up to 250,000 shares of stock and $6 million in cash annually to eligible persons. However, in recognition of the leading role Mr. Zyskind plays in our growth and profitability and the milestones we achieved for fiscal year 2011 and the five-year period ended December 31, 2011, under Mr. Zyskind’s direction, in gross written premium, operating earnings, net income, return on equity, book value per share and share price and to address the fact that we have never made any equity awards to Mr. Zyskind, the Compensation Committee determined in February 2012 to make a special equity award of 500,000 shares to Mr. Zyskind during 2012. Making the special award in shares instead of cash helps us to both preserve cash on hand and also make an award in a manner that we deem to be most efficient from a compensation, tax and accounting perspective. The contemplated performance award also promotes retention by placing a significant amount of forfeitable equity in our Chief Executive Officer’s hands over a four-year period.

In February 2012, the Compensation Committee made a 250,000 share restricted stock award to Mr. Zyskind, which vests over a four-year period. Subject to shareholder approval of these amendments to the Plan, the Compensation Committee awarded Mr. Zyskind 250,000 performance shares, which would only be earned to the extent that we achieve certain performance levels in return on equity (“ROE”), Operating Income (as adjusted) and combined ratio over the 2012 – 2013 operating periods.

On March 26, 2012, the Board of Directors, upon recommendation by the Compensation Committee, approved and adopted the following amendments to the Plan, subject to the approval of our shareholders at the 2012 Annual Meeting. Under Nasdaq rules, the modifications the Board of Directors made to the Plan will not be effective without shareholder approval. If our shareholders do not approve the amendments, the Plan would remain in effect, but the proposed award of 250,000 performance shares to Mr. Zyskind would not become effective. If our shareholders approve the amendments to the Plan, they would become effective on the day following the 2012 Annual Meeting. Outstanding awards under the current Plan would continue in effect in accordance with their terms.

Summary of Material Changes

We have amended the section of the Plan titled “Limitations on Shares of Stock Subject to Awards and Cash Awards” to:

•	establish a separate 200,000 share annual limitation on stock-based performance awards for each year covered by the applicable performance period, up to a maximum settlement cap of 600,000 shares (excluding dividend equivalents); and
•	modify the current $6 million limitation on cash-based performance awards to $4.5 million for each year covered by the applicable performance period, up to a maximum cash-based performance award of $9 million.

In addition, we have amended the section of the Plan titled “Performance-Based Compensation” to include book value as one of the business criteria we can use as a performance metric upon which we can base Internal Revenue Code Section 162(m) compliant awards to our senior executive officers.

The amendments to the Plan help to facilitate the granting of the CEO’s award by expanding the Compensation Committee’s flexibility to make share-based performance awards. In the event that our shareholders do not approve the plan amendments, the Committee reserves the right to modify the proposed performance award to comply with the existing terms of the Plan.

Why the Board of Directors Believes you should Vote for this Proposal

•	Currently there are approximately 5,000,000 shares available for awards under the Plan and no additional shares are being requested for authorization under the proposed amendments.
•	The current Plan permits a $6 million cash-based performance award during 2012, but not a performance share-based award in excess of the restricted stock award the Compensation Committee made in February 2012. The use of Company stock as part of our compensation program is important to our continued success. Equity compensation fosters an employee ownership culture and motivates employees to create shareholder value, because the value employees realize from equity compensation is based on our stock performance. Equity compensation also promotes a focus on long-term value creation, because equity compensation awards are subject to vesting and/or performance conditions and generally provide the greatest value to employees when held for longer terms.
•	If shareholders do not approve the amendments to the Plan, one alternative would be to make the 2012 performance award to Mr. Zyskind in cash, which could result in greater accounting cost to us, and which could both reduce our stated earnings and cash flow that might be better utilized if reinvested in our business.
•	We have demonstrated our commitment to sound equity practices. We recognize that equity compensation awards dilute shareholder equity and must be used judiciously. Our equity compensation practices are designed to be in line with industry norms, and we believe our historic share usage has been responsible and mindful of shareholder interests. Moreover, this equity award (along with the February 2012 grant) is the first equity award we have ever made to our Chief Executive Officer.
•	The proposed modifications do not alter several provisions designed to protect shareholder interests and promote effective corporate governance, including:
º	Prohibitions against granting stock options and stock appreciation rights (“SARs”) with an exercise price or base price less than the fair market value of a share of stock on the date of grant;
º	Prohibitions against repricing of any stock option or SAR granted thereunder without shareholder approval;
º	Prohibitions against any material amendments of the Plan without shareholder approval.
•	Limits on Full Value Awards. No more than 3.5 million shares may be granted for awards other than Options and SARs under the Plan (exclusive of the 1,545,511 shares that remained available under our 2005 Equity Incentive Plan, which also may be utilized for full value awards).
•	Minimum Vesting Periods. The Plan provides that any awards not denominated as appreciation rights (i.e., Options or SARs) may not vest fully in less than three years from the date of grant. Restricted stock and restricted stock units subject to performance-based vesting conditions may not vest in full in less than one year from the date of grant. These minimum vesting periods are subject to exceptions where vesting has occurred due to (i) a participant’s death, disability or retirement, (ii) a change in control or (iii) with respect to non-employee director awards. In addition, a limited number of shares equaling 5% of the new shares authorized under the Plan can be granted with terms that do not satisfy these minimum vesting periods.
•	Section 162(m) Eligibility. Under the Plan, our Compensation Committee will have additional flexibility to approve equity and cash awards eligible for treatment as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Summary of the 2010 Omnibus Incentive Plan, as amended

A description of the Plan’s provisions, as amended, follows below. This summary is qualified in its entirety by the detailed provisions of the Plan, as amended, a copy of which is attached as Annex A to this proxy statement.

Description of the Plan

Administration.  The Plan is administered by the Compensation Committee. A majority of the members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee may select eligible individuals to receive awards, determine award types and terms and conditions of awards, and interpret the Plan’s provisions. The full Board selects the Compensation Committee members. The Compensation Committee may appoint one or more separate committees, composed of one or more directors who need not satisfy the independence requirements described above, that may administer the Plan with respect to participants, provided such grantees are not AmTrust executive officers or directors. The Compensation Committee may delegate its authority under the Plan to the extent permitted by applicable law.

Common Stock Reserved for Issuance Under the Plan.  The common stock reserved for issuance under the Plan consists of authorized but unissued shares or, to the extent permitted by law, issued shares that we have reacquired. If any shares covered by an award under the Plan are not purchased or are forfeited by participants, or if an award terminates without stock settlement, then such shares of common stock will not count against the aggregate number of shares available under the Plan and will be available for additional awards under the Plan. The number of shares of common stock available for issuance under the Plan may also be increased by the number of shares subject to awards that are assumed or substituted in connection with the acquisition of another company.

Eligibility.  Awards may be made under the Plan to employees (including potential employees), non-employee directors, and consultants of AmTrust, its subsidiaries or affiliates.

Amendment or Termination of the Plan.  The Board of Directors may terminate the Plan at any time for any reason. The Plan is scheduled to terminate ten years after its effective date (May 14, 2020). The Board of Directors may also amend the Plan. Amendments are to be submitted to shareholders for approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations. Amendments that would increase the benefits under the Plan or that would increase the aggregate number of shares that may be issued under the Plan must also be approved by our shareholders.

Options.  The Plan permits the granting of stock options. Each stock option provides the option holder with the right to purchase one share of common stock at a fixed exercise price. These stock options may be intended to qualify as incentive stock options under the Internal Revenue Code, or may be issued as non-qualifying stock options.

The exercise price of a stock option must equal or exceed 100% of the fair market value of our common stock on the grant date. The fair market value is generally determined as the closing price of the common stock on the date of grant. In the case of 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the grant date. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In that case, the exercise price may be appropriately adjusted to preserve the economic value of those employees’ stock options from his or her prior employer.

The Compensation Committee determines the term of stock options at the time of grant, which term may not exceed ten years from the grant date. If the grantee is a 10% shareholder, an option intended to be an incentive stock option will expire after no more than five years. Subject to the Plan’s minimum vesting periods, the Compensation Committee also determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may become exercisable in periodic installments or in one lump sum. The Compensation Committee may accelerate a participant’s ability to exercise options, subject to compliance with the Plan.

Upon exercise, optionees may satisfy their exercise price obligation by cash, certified check, by tendering shares of our common stock, or by means of a broker-assisted cashless exercise.

Our shareholders must approve any amendment of the terms of an outstanding stock option or stock appreciation right that would constitute a “repricing” under the definition of the exchange upon which our common stock is listed (currently the Nasdaq Stock Market).

Stock options and stock appreciations rights granted under the Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

Other Awards.  The Compensation Committee may also award:

•	Stock Appreciation Rights — rights to receive a number of shares or an amount in cash (or a combination of both), based upon the increase in the fair market value of the shares underlying the right during a stated period
•	Restricted Stock — shares of common stock subject to restrictions
•	Restricted Stock Units — rights to receive common stock subject to restrictions
•	Unrestricted Stock — shares of common stock at no cost or for a purchase price free from any restrictions under the Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants
•	Performance and Annual Incentive Awards — ultimately payable in common stock or cash, as determined by our Compensation Committee. Grants may be annual or multi-year awards subject to achievement of specified goals based upon satisfaction of performance goals. Incentive goals may be specified as a percentage of these business criteria, a percentage in excess of a threshold target or as another amount not directly related on a mathematical basis. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include the CEO and the three highest compensated executive officers (other than the CEO and CFO) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.  Certain change in control transactions, such as a sale of AmTrust, may cause awards granted under the Plan to vest, unless the awards are continued or substituted for in connection with the change in control.

Adjustments for Stock Splits, Stock Dividends and Similar Events.  The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based compensation:

•	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;
•	a Compensation Committee comprised solely of two or more directors who qualify as outside directors must establish the performance goal under which compensation is paid;

•	the material terms under which the compensation is to be paid must be disclosed to and approved by shareholders before payment is made; and
•	the Compensation Committee must certify in writing prior to payment of the performance award that the performance goals and any other material terms were satisfied.

Under the Plan, as amended, one or more of the following business criteria (except with respect to the total shareholder return and earnings per share criteria), may be used by the Compensation Committee in establishing performance goals:

•	gross or net revenue, premiums collected, new annualized premiums, and investment income
•	any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders
•	operating earnings per common share (either basic or diluted)
•	return on assets, return on investment, return on capital, return on invested capital, return on equity, or return on tangible equity
•	economic value created
•	combined ratio, loss ratio or other financial ratios
•	operating margin or profit margin
•	stock price or total stockholder return
•	book value
•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures

The Compensation Committee determines targeted level or levels of performance with respect to performance criteria. Goals may be expressed in absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Under the Internal Revenue Code, a director is an “outside director” if he or she is not a current AmTrust employee; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of AmTrust; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a 5% ownership interest), remuneration from AmTrust in any non-director capacity.

The following maximum award limitations apply to awards under the Plan, as amended:

•	Stock options or stock appreciation rights — 400,000 per calendar year, per participant
•	Annual incentive award — $4 million per operating period, per participant
•	Performance awards
º	Share-based performance award — 200,000 shares for each year of duration of such award; provided that the amount of shares earned may not exceed 600,000 shares
º	Cash-based performance award — $4.5 million for each year of duration of such award; provided that the amount earned may not exceed $9 million
•	Share-based awards other than stock options, stock appreciation rights or performance share awards — 250,000 shares per calendar year, per participant

Federal Income Tax Consequences

Incentive Stock Options.  The grant of an option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option (alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). For exercised options to qualify for the foregoing tax treatment, the grantee generally must be employed by us or one of our subsidiaries from the grant date of the option through a date within three months before the exercise date of the options. We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option.

If all of the foregoing requirements are met (except the holding period requirement mentioned above), the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.  The grant of an option will not be a taxable event for the grantee or us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee’s recognition of ordinary income.

Restricted Stock.  A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units.  There are no immediate tax consequences of receiving an award of restricted stock units under the Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.  There are no immediate tax consequences of receiving an award of stock appreciation rights under the Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.  The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock.  Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280(G).  To the extent payments that are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% excise tax imposed on the recipient and a portion of our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.  We intend for awards granted under the Plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

New Plan Benefits

The proposed amendments to the Plan are not required to make a performance award to our Chief Executive Officer, but are required to denominate such an award in shares given the grant of 250,000 restricted shares Mr. Zyskind received in February 2012. The Compensation Committee believes that a share-denominated award is the most effective means to achieve the objectives of rewarding performance, creating additional performance incentives, increasing retention, and allows the Committee to do so on a basis that is most efficient from a tax and accounting basis, while conserving the our cash resources.

The Compensation Committee has awarded, subject to shareholder approval, 250,000 performance shares to Mr. Zyskind for the 2012 – 2013 performance period. While the table shows the full value of this award at target, the actual cost of the award may differ, based on the share price of our common stock at the time, and the assumptions used in accordance with FASB Accounting Standards Codification (ASC) Topic 718. It is also possible that Mr. Zyskind could earn up to 375,000 shares at settlement if we meet or exceed the maximum ROE and Adjusted Operating Income performance goals.

Finally, the current Plan permits us to make a cash-based performance award of up to $6 million. So, while approval of the amendments to the Plan is required to effect a share-denominated award, the Compensation Committee reserves the right to modify the structure of the award in the event that the proposed modifications to the Plan are not approved by our shareholders.

Other than this share-based performance award, the Compensation Committee has made no other decisions regarding the size and structure of future equity incentive awards to other employees or non-executive directors and so, at this time, it is not possible to determine the amount or dollar value of any other awards that might be granted upon approval of amendments to the Plan.

New Plan Benefits
2010 Omnibus Incentive Plan (as amended)

Name and Position	Dollar Value ($)(1)(2)	Number of Shares(3)
Barry D. Zyskind, Chief Executive Officer	$6,727,500	250,000
Ronald E. Pipoly, Jr., Chief Financial Officer	—	—
Max G. Caviet, President of AII and CEO of AmTrust Europe, Ltd.	—	—
Michael J. Saxon, Chief Operating Officer	—	—
Christopher M. Longo, Chief Information Officer	—	—
All Executive Officers as a Group (8 persons)	—	—
Non-Executive Director Group (6 persons)	—	—
Non-Executive Officer Employee Group	—	—

(1)	The dollar value shown is based on the fair market value of our common stock on March 26, 2012 ($26.91), and does not reflect any vesting discount or performance-based discount under FASB Accounting Standards Codification (ASC) Topic 718.
(2)	The amount shown is the full value of the award; however as the current Plan permits a cash-based performance award of $6 million, the actual incremental benefit to Mr. Zyskind of the share-based performance award may be lower than amount in the table.
(3)	The number of shares shown is target award. The actual amount of shares realized may vary from zero to 375,000 shares, depending on actual performance.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AMENDMENTS TO THE 2010 OMNIBUS INCENTIVE PLAN.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Barry D. Zyskind	40	Chief Executive Officer, President and Director
Ronald E. Pipoly, Jr.	45	Chief Financial Officer
Max G. Caviet	59	President of AmTrust International Insurance, Ltd. (AII); Chief Executive Officer of AmTrust Europe, Ltd. (AEL)
Michael J. Saxon	53	Chief Operating Officer
Christopher M. Longo	38	Chief Information Officer
David H. Saks	45	Chief Legal Officer
Harry C. Schlachter	55	Treasurer
Stephen B. Ungar	49	Secretary and General Counsel

Set forth below are descriptions of the backgrounds of each or our executive officers, other than Barry D. Zyskind, whose background is described above under “Proposal 1 — Election of Directors.”

Ronald E. Pipoly, Jr., joined the Company in 2001 and has been Chief Financial Officer since 2005. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and ultimately Controller at PRS Group, Inc., a property and casualty insurance holding company, in Beachwood, Ohio. Mr. Pipoly began his career at Coopers and Lybrand, an accounting firm, where he worked from 1988 through 1993.

Max G. Caviet, joined the Company in January 2003 and has been President of AII since 2003 and Chief Executive Officer of AEL since 2010. Mr. Caviet also serves as an officer and director of several of our subsidiaries. Mr. Caviet was President and Chief Executive Officer of Maiden Holdings, Ltd., an insurance company, from May 2007 until November 2008, and was a director of Maiden Holdings, Ltd. from May 2007 until April 2009. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited. From 1990 to 1994, Mr. Caviet was with Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Michael J. Saxon, joined the Company in 2001 and has been Chief Operating Officer since 2005. Prior to joining the Company, he was Chief Claims Officer for Credit General Insurance Company, a property and casualty insurer. In 1984, Mr. Saxon began his career at Liberty Mutual, an insurance company. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period.

Christopher M. Longo, joined the Company in 2001 and has been Chief Information Officer since 2006. Prior to joining the Company, Mr. Longo was a commercial lines underwriter and actuarial analyst with Credit General Insurance Company.

David H. Saks, Chief Legal Officer, joined the Company in May 2009. From April 1999 to May 2009, Mr. Saks held a number of positions at American International Group, Inc., an insurance company. His responsibilities included overseeing the legal aspects of all of AIG’s domestic and international mergers and acquisitions, joint ventures and strategic investments. In addition, Mr. Saks was responsible for overseeing the legal aspects of AIG’s operations and systems, e-commerce, sourcing and real estate leasing. Mr. Saks began his career at Simpson Thacher & Bartlett, where he worked from December 1994 through March 1999.

Harry C. Schlachter, joined the Company in 2001 and has been Senior Vice President of Finance and Treasurer since 2007. In addition to his position as our Senior Vice President of Finance and Treasurer, Mr. Schlachter also serves as an officer and director of many of our subsidiaries and as one of our two appointees to American Capital Acquisition Corporation’s Board of Directors. Mr. Schlachter began his career as Controller at Capri Optics Inc., and between 1982 and 1986 served as Tax Department Manager for Main Hurdman. From 1986 to 2000, he was at Saul N. Friedman & Co. where he held the position of Tax Partner. Mr. Schlachter is a Certified Public Accountant.

Stephen B. Ungar, joined the Company in 2001 and has been Secretary since 2005 and General Counsel since 2001. Mr. Ungar also serves as an officer and director of many of our subsidiaries. From 1990 to 2001, Mr. Ungar served as Special Counsel and Managing Attorney with the State of New York Insurance Department. Between 1987 to 1990, Mr. Ungar was an associate at Hendler and Murray and Kroll and Tract in New York.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

March 26, 2012	Donald T. DeCarlo (Chairman) Michael Karfunkel Jay J. Miller

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year.

Overview

The objectives of our executive compensation policy have been to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability. To achieve these goals, we have strived to offer each executive an overall compensation package, which is simple, but competitive and retentive and a meaningful portion of which is tied to the achievement of specific objectives.

Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of stock options, performance shares, restricted stock or restricted stock units.

Our policy for setting compensation levels has focused on compensating our named executive officers at levels we believe, based on our independent research and gathering of data, are competitive for executives at companies of similar size and development operating in the industry, taking into account company performance. Compensation decisions have been made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which has been determined by the Compensation Committee and the Board of Directors. In addition to frequent discussions between the Chief Executive Officer and the Board of Directors, we also gather market compensation data through negotiations related to newly hired executives. We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, our compensation policies will evolve to reflect our achievements and to remain competitive.

Executive Compensation

Our executive compensation policy includes the following elements:

Base Salary.  The base salaries we provide to our named executive officers are designed to provide an annual salary at a level consistent with individual experience, skill and contribution to our business. When setting base salary, we consider the totality of the circumstances with respect to each individual and do not adjust base salaries to arrive at a targeted percentile (whether at or above market) based on peer group data.

Pursuant to the terms of their respective employment agreements, the salaries of the named executive officers are reviewed on an annual basis and the ultimate decision on where to set the base salaries for our named executive officers is determined as described above under “Overview.” In 2010, we set base salaries (other than the Chief Executive Officer’s) primarily on our Chief Executive Officer’s recommendations based on his assessment of each named executive officer’s individual performance and contribution to our overall profitability, and the operational performance of the segments or part of the business for which the named executive officer has responsibility. In evaluating these factors, Mr. Zyskind relied upon his independent judgment, data gathered from his discussions with newly hired employees and his knowledge of our industry to determine the ultimate amount of each named executive officer’s annual base salary, taking into account each person’s pivotal role in driving our growth-oriented business strategies, and then made recommendations to our Compensation Committee. Messrs. Zyskind, Saxon, Pipoly and Longo all received salary increases in 2010, but their respective salaries did not change for 2011 and have not been changed to date in 2012. Mr. Caviet’s base salary did not increase from 2009 to 2010, but did increase from £350,000 to £450,000 effective January 1, 2011. Mr. Caviet’s salary increase reflected his contributions to our performance, including return on equity, earnings per share and revenue growth. We believe our financial performance reflects the loyalty and team commitment of our named executive officers, who all have been with us at least eight years and who joined us at lower, and what we believe was below market, compensation levels that reflected our small size at that time. These key members of our management team are essential to our organization and their salary levels reflect our Chief Executive Officer’s determination of the appropriate compensation necessary to retain each of them. With respect to our Chief Executive Officer, his salary level also reflects his primary role in the growth of the Company.

Bonus.  We believe that bonuses should be dependent on and tied to our financial performance, and should only be paid in the event of superior performance. Our bonus policy is designed to reward each named executive officer for his contributions to our profitability for the fiscal year. Except for Mr. Pipoly, the employment agreements for our named executive officers specify the annual bonus targets for each executive. In December 2011 and February 2012, the Compensation Committee approved the bonus payments for our named executive officers for the 2011 fiscal year.

Annual profit bonuses paid to each named executive officer, other than Mr. Pipoly, are equal to a pre-determined percentage of profits, as set forth in their respective employment agreements. Each such named executive officer’s profit bonus is subject to an annual cap, based on a multiple of the officer’s base salary for the respective fiscal year, as set forth in their respective employment agreements. We increased the bonus caps when we entered into the new employment agreements in 2010 because we felt the prior bonus caps did not provide us with enough flexibility to reward these named executive officers for their contributions to our performance. The new bonus caps provide the named executive officers with more potential upside, but they have to produce, year after year, in order to achieve the full benefit. The annual profit bonuses for Messrs. Zyskind, Caviet, Saxon and Longo are subject to the Company meeting certain percentage increases over profit thresholds. Mr. Pipoly’s bonus is determined in a different manner (as described below) because we do not believe it would be appropriate for the Chief Financial Officer’s bonus to be directly based on our financial results. The annual profit bonus payable to our named executive officers, other than Mr. Zyskind, can be paid in cash or stock options, restricted stock, restricted stock units or other form of equity, as determined by our Compensation Committee in its sole discretion, provided that no less than one-third of the profit bonus will be payable in equity. Mr. Zyskind’s annual profit bonus is payable only in cash, but he is eligible to receive special bonuses at the discretion of the Compensation Committee that could be payable in cash or equity.

Mr. Zyskind’s employment agreement provides an annual profit bonus equal to two percent (2%) of our pre-tax profits for the fiscal year, provided that our pretax profit equals or exceeds $75 million, subject to an annual cap of three times his base salary. Profit is defined in Mr. Zyskind’s employment agreement as our revenues less expenses, determined in accordance with generally accepted accounting principles on a consistent basis. Our pre-tax profits for fiscal year 2011 were $212.8 million, 2% of which is approximately $4.3 million. Therefore, Mr. Zyskind’s bonus was capped at three times his base salary, which was $2,925,000.

Mr. Caviet’s annual profit bonus is equal to ten percent (10%) of our pre-tax net operating income, exclusive of extraordinary items and investment income or loss, arising from specialty risk and extended warranty business written by us and our affiliates under the direct or indirect supervision of Mr. Caviet, as long as the profits are no less than 75% of the greater of the profits in the preceding calendar year or the base line profit from calendar year 2008. The profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times Mr. Caviet’s then current base salary if the “subject profits” are more than 110% of the profit target; (y) two times Mr. Caviet’s then current base salary if the “subject profits” are 110% or less, but greater than 100% of the profit target; and (z) Mr. Caviet’s then current base salary if the “subject profits” are 100% or less, but equal to or greater than 75% of the profit target. For fiscal year 2011, 10% of the 2011 pre-tax operating income of $17.4 million, which was 164% of the profit target of $10.6 million, was $1,740,534. Mr. Caviet’s annual bonus was not capped because this amount was less than three times his annual base salary ($2,091,177). Pursuant to the terms of his employment agreement, Mr. Caviet received two-thirds of his annual bonus in cash and one-third in restricted stock units.

The employment agreements for Mr. Saxon and Mr. Longo provide that the annual profit bonus will be equal to one percent (1%) of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. The profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times the executive’s then current base salary if the “subject profits” are more than 110% of the profit target; (y) two times the executive’s then current base salary if the “subject profits” are 110% or less, but greater than 100% of the profit target; and (z) the executive’s then current base salary if the “subject profits” are 100% or less, but equal to or greater than 75% of the profit target. Subject profit is defined in Mr. Saxon’s and Mr. Longo’s employment agreements as our after tax net income, excluding investment gains and losses and extraordinary and non-recurring income. For fiscal year 2011, this amount was 110% of the profit target of $131.8 million. One percent of the 2011 profits of $171.0 million ($1,709,830) exceeded the bonus cap for Mr. Longo, but not for Mr. Saxon. Therefore, Mr. Saxon’s annual bonus was $1,709,830 and Mr. Longo’s bonus was capped at three times his annual base salary ($1,500,000). Pursuant to the terms of their respective employment agreements, each of Mr. Saxon and Mr. Longo received two-thirds of their annual bonus in cash and one-third in restricted stock units.

Mr. Pipoly’s employment agreement provides that his annual bonus will be equal to an amount comparable to our other senior executives, subject to a cap of three times his annual salary. In addition to the annual profit bonus, under the terms of his employment agreement, Mr. Pipoly is also eligible for a discretionary bonus, as determined each fiscal year by the Board of Directors. For fiscal year 2011, Mr. Pipoly’s bonus was $1,500,000, which was comparable to the bonuses we paid to our other named executive officers and reflects our growth, both organically and through acquisitions, and Mr. Pipoly’s contribution to that growth, as well as the resulting increase in the scope of his responsibilities. Pursuant to the terms of his employment agreements, Mr. Pipoly received two-thirds of his annual bonus in cash and one-third in restricted stock units.

The bonuses awarded to each named executive officer for 2011 are shown below in the “Summary Compensation Table for Fiscal Year 2011” in the “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns and in the “Grants of Plan-Based Awards for Fiscal Year 2011” table.

2012 Equity Award to CEO

In February 2012, in recognition of the leading role Mr. Zyskind plays in our growth and profitability and the milestones we achieved for fiscal year 2011 and the five-year period ended December 31, 2011, under Mr. Zyskind’s direction, in gross written premium, operating earnings, net income, return on equity, book value per share, and share price and to address the fact that we have never made any equity awards to Mr. Zyskind, the Compensation Committee approved a new equity award of 500,000 shares of stock to Mr. Zyskind. This award is denominated equally between restricted and performance shares as follows:

•	Restricted Shares — 250,000 restricted shares (with a value at grant of $6.25 million), vesting 25% on the first four anniversaries of the award in each of 2013, 2014, 2015 and 2016; and
•	Performance Shares — A “target” share award of 250,000 performance shares (“Performance Shares”). These Performance Shares are to be earned based upon our performance in return on equity (“ROE”) and operating income, as adjusted, for the 24-month period commencing January 1, 2012 and ending December 31, 2013, and will vest in two equal installments on December 31, 2014 and 2015.

While we have not historically found it necessary to utilize the services of a compensation consultant for our general compensation programs, after the Compensation Committee determined the size of the equity award, management did consult with, and received advice from, an independent compensation consultant regarding the structure of the Performance Share award discussed below. The consultant provided information with respect to award architecture, suggested alternatives regarding structure and performance criteria for Mr. Zyskind’s performance award, and advised us regarding certain tax and accounting issues with respect to equity awards in general and on certain other disclosure items contained in this proxy statement. When establishing the performance award, the Compensation Committee considered the totality of the circumstances with respect to Mr. Zyskind’s performance and did not target his performance award to any specific percentile.

Performance Share Award

The Compensation Committee designed the Performance Share award to reward Mr. Zyskind for tangible business results achieved during the 24-month period from January 1, 2012 through December 31, 2013 based on achieving ROE and Operating Income (as adjusted) (“Adjusted Operating Income”) goals. For Mr. Zyskind to achieve the performance criteria, we must accomplish these goals within our traditional limitations on combined ratio, which may not exceed 95% for the two-year period ended December 31, 2013 (“Combined Ratio Limitation”). The Compensation Committee set target performance levels for this award of compounded ROE of 15% (based upon our traditional ROE goal) and aggregate Adjusted Operating Income of $353 million for the two-year period ended December 31, 2013. We must achieve threshold performance of ROE equal to or in excess of 12%, and 24-month Adjusted Operating Income must exceed $318 million for the two-year period ended December 31, 2013, or Mr. Zyskind will not receive any award of Performance Shares.

Operating income is a non-GAAP financial measure that we believe is a useful indicator of trends in our underlying operations because it provides a more meaningful representation of our earnings power than net income, the comparable GAAP financial measure. For purposes of this performance award, we will calculate Adjusted Operating Income as net income less: (a) gain or loss on life settlement contracts (exclusive of non-controlling interest, net of tax); (b) realized gains or losses on investments, net of tax; (c) gain or loss on investment in unconsolidated subsidiary, net of tax; (d) gain or loss on acquisitions, net of tax; (e) foreign currency gain or loss; and (f) non-cash amortization of certain intangible assets.

The Performance Share award will provide for potential outcomes ranging from 0% of the target Performance Share award if Mr. Zyskind fails to meet either of the threshold performance requirements in two-year compounded annual ROE (12% compounded annually) or the two-year aggregate Adjusted Operating Income target ($318 million, as adjusted), or breaches the Combined Ratio Limitation, to 150% of the target Performance Share award (375,000 shares) for superior performance of two-year compounded annual ROE of 21% or more and Adjusted Operating Income of $459 million (130% of the two-year aggregate Adjusted Operating Income target) while staying within the Combined Ratio Limitation. The Compensation Committee established the targets for this Performance Share award consistent with our historic strategic approach to encouraging significant returns on stockholder’s equity of 15% or more, within a responsible approach to risk management. To arrive at the aggregate 24-month goal for Adjusted Operating Income, the Compensation Committee set operating income targets based on results for the year ended December 31, 2011, assuming 10% growth in each of 2012 and 2013.

Once earned, the Performance Share award will be settled in shares of restricted stock that are subject to additional vesting conditions. Settled shares will vest 50% on December 31, 2014 and 50% on December 31, 2015, provided that Mr. Zyskind remains employed with or in service of the Company through each of these dates, respectively. The Compensation Committee believes this will create additional retention incentives for Mr. Zyskind.

The Compensation Committee believes that the award of Performance Shares creates an important additional incentive for Mr. Zyskind to continue to create shareholder value in the long run, without creating additional compensation-based risk, and that the award promotes retention of Mr. Zyskind. The Compensation Committee also believes that using a two-year performance period helps to diversify our current compensation scheme where the large majority of Mr. Zyskind’s compensation is based on single year results.

Amendments to 2010 Omnibus Incentive Plan

Although the Plan permits the Compensation Committee to make cash-denominated performance awards of up to $6 million, it does not currently allow the Compensation Committee to make a performance award denominated in shares in excess of the restricted stock award made in February 2012. For this reason, we are asking our shareholders to approve amendments to the Plan, as detailed in “Proposal 3: Approval of Amendments to the 2010 Omnibus Incentive Plan.” Our Board of Directors believes that the approval of the amendments to the Plan is in our best interests and the best interest of our shareholders, as the amendments will allow us to achieve the objectives of our compensation strategy, as well as significant tax benefits. In the event that our shareholders do not approve the amendments, we reserve the right to modify the performance award to Mr. Zyskind to comply with the existing terms of the Plan.

Stock and Stock-Based Grants

Stock-based awards are a critical component of our executive compensation policy as equity ownership helps closely align our named executive officers’ interests to those of our shareholders. The Plan provides the principal methods for our named executive officers to acquire equity interests in the Company. We established the Plan to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The Plan authorizes us to grant incentive stock options, non-qualified stock options, performance shares, restricted stock and restricted stock unit awards to our employees, officers, directors and consultants. All of our full-time employees are eligible to participate in the plan at the discretion of our Compensation Committee, which oversees the administration of the Plan.

Restricted Stock.  The Compensation Committee has made, and may in the future elect to make, grants of restricted stock to our named executive officers. Under the Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the restricted stock vests on the each of the first four anniversaries of the grant date, based on continued employment. In addition, unvested restricted stock has both dividend and voting rights. As discussed above under “2012 Equity Award to CEO,” on February 15, 2012, the Compensation Committee granted 250,000 shares of restricted stock to Mr. Zyskind as a special, discretionary bonus.

Restricted Stock Units.  The Compensation Committee has made, and may in the future elect to make, grants of restricted stock units to our named executive officers. Under the Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the restricted stock units vest on each of the first four anniversaries of the grant date, based upon continued employment. As discussed above under “Bonus,” on February 15, 2012, the Compensation Committee granted 21,292 restricted stock units to Mr. Caviet, 20,916 restricted stock units to Mr. Saxon, and 18,352 restricted stock units to each of Mr. Pipoly and Mr. Longo, which in each case represents one-third of each officer’s annual incentive bonus for 2011.

Retirement Plan.  We do not provide a qualified or non-qualified pension plan for our named executive officers. All of our U.S.-based employees who have been employed for at least six months, however, are eligible to participate in a defined contribution plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 75% of their compensation to the plan on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a Company contribution of up to 50% of an employee’s contribution to the plan, up to 6% of eligible compensation. We may also make discretionary profit sharing contributions to all participants in the Plan. No discretionary profit sharing contributions were made in 2011.

Change of Control and Severance Arrangements.  The employment agreements in effect for each of our named executive officers do not contain change of control provisions, nor do we maintain change of control agreements with any of our named executive officers. Our form of award agreements for stock options, restricted stock and restricted stock units do allow the Compensation Committee, in its discretion, to accelerate the vesting of unvested awards upon a change of control. Mr. Zyskind’s and Mr. Caviet’s employment agreements, which are discussed in more detail below, provide certain severance benefits should they be terminated without cause and, with respect to Mr. Zyskind, should he terminate his employment agreement for good reason. Mr. Caviet’s severance benefits are tied to non-solicitation provisions. We do not provide any other severance benefits.

Perquisites and Other Benefits.  As a general matter, we limit the use of perquisites in compensating our senior management. We do, however, cover the full cost of health insurance premiums for Mr. Zyskind and his family and Mr. Caviet, provide Mr. Zyskind with an individual permanent life insurance policy and provide Mr. Caviet with individual life insurance and permanent health insurance coverage should he become disabled. We also reimburse Mr. Zyskind and Mr. Caviet for use of an automobile and related expenses. The amount of Mr. Zyskind’s and Mr. Caviet’s health and automobile benefits are shown below in the “Summary Compensation Table for Fiscal Year 2011.”

We also maintain a number of health and welfare programs to provide life, health and disability benefits to our employees. Other than with respect to the benefits we provide to Mr. Zyskind discussed above, our named executive officers in the U.S. participate in these plans on the same terms as other U.S. employees. In addition to the benefits discussed above, Mr. Caviet participates in the employee benefits offered for employees of our U.K. affiliates.

Other Compensation.  The employment agreements entered into with our named executive officers will remain in their current form until such time as the Board of Directors determines, in its discretion, that revisions are appropriate. In addition, we intend to continue to maintain our current benefits and perquisites for our named executive officers; however, the Board of Directors, in its discretion, may modify, amend or add to a named executive officer’s executive benefits or perquisites if it deems it advisable.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and to any of the other four most highly compensated executive officers. Section 162(m) provides an exception to this deduction limit for performance-based compensation that meets certain requirements. Two types of compensation can qualify as performance-based compensation under Section 162(m): (i) annual bonuses and other incentive awards, if they are payable or vest based on achievement of objective performance goals under a plan that meets the Section 162(m) requirements, and (ii) stock options and stock appreciation rights, if they are granted under a shareholder approved plan that meets certain criteria. To the extent our compensation policy can be implemented in a manner that maximizes the deductibility of compensation we pay, the Compensation Committee seeks to do so, subject to the contractual obligations to executives in particular cases. However, the Compensation Committee reserves the right to provide compensation that would not qualify as performance-based if, in its sole discretion, doing so advances our business objectives.

2011 “Say on Pay” Vote

At our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our named executive officers, referred to as “say on pay.” In that vote, shareholders approved the compensation of our named executive officers, with over 99% of the shares voted on this matter casting votes in favor of our program. The Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Compensation Committee determined that no specific actions were warranted as a result of the 2011 say-on-pay vote.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2011

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2011, 2010 and 2009 by our named executive officers. Our named executive officers include our chief executive officer, our chief financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(6)		Total ($)
Barry D. Zyskind Chief Executive Officer	2011	$975,000		$—	$—	$—	$2,925,000		$42,310		$3,942,310
	2010	975,000		—	—	—	2,925,000		35,287		3,935,287
	2009	625,000		12,019	—	—	1,562,500		33,196		2,232,715
Ronald E. Pipoly, Jr. Chief Financial Officer	2011	500,000		—	500,092	—	1,000,000	(5)	7,350		2,007,442
	2010	483,333		—	509,222	—	733,334	(5)	7,350		1,733,239
	2009	400,000		7,692	—	—	600,000		7,350		1,015,042
Max G. Caviet President of AII; Chief Executive Officer of AEL	2011	697,059	(4)		580,207	—	1,160,356	(5)	30,304	(4)	2,467,926
	2010	543,340	(4)	155,240	566,079	—	704,511	(5)	30,384	(4)	1,999,554
	2009	567,742	(4)	10,964	—	—	595,411		29,171	(4)	1,203,288
Michael J. Saxon Chief Operating Officer	2011	600,000		—	569,961	—	1,139,887	(5)	7,350		2,317,198
	2010	583,333		—	613,776	—	800,000	(5)	7,350		2,004,459
	2009	500,000		159,615	—	—	500,000		7,350		1,166,965
Christopher M. Longo Chief Information Officer	2011	500,000		—	500,092	—	1,000,000	(5)	—		2,000,092
	2010	483,333		—	475,842	—	666,667	(5)	7,350		1,633,192
	2009	362,500		7,692	—	156,340	600,000		—		1,126,532

(1)	Reflects a bonus of an additional week of pay that was given to all of our employees in December 2009. For Mr. Caviet, this column also includes a discretionary bonus of £100,000 in 2010 converted using the spot market currency exchange rate in effect on December 31, 2010, which was $1.5524 to £1.00. For Mr. Saxon, this column also includes a discretionary bonus of $150,000 in 2009.
(2)	Represents the aggregate grant date fair value of awards of restricted stock and restricted stock units computed in accordance with accounting guidance for share-based payments. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant (February 15, 2012 — $27.25; February 15, 2011 — $19.14; March 22, 2010 — $14.25) multiplied by the number of shares of restricted stock or restricted stock units awarded to each named executive officer.
(3)	Represents the aggregate grant date fair value of option awards granted in 2009. The grant date fair value of an award is measured in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 15 to our financial statements for the fiscal year ended December 31, 2011.
(4)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2011, 2010, and 2009, which was $1.54902 to £1.00, $1.5524 to £1.00 and $1.6221 to £1.00, respectively. All other amounts are paid in U.S. dollars.
(5)	As described in “Compensation Discussion and Analysis,” the amounts presented in this column represent the two-thirds cash portion of each named executive officer’s annual bonus. The remaining one-third of the annual bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 2).
(6)	The amounts in this column for Messrs. Pipoly, Saxon and Longo reflect matching contributions made by us under our 401(k) plan. The amount shown in this column for Mr. Zyskind also includes matching contributions made by us under our 401(k) plan in the amount of $7,350, payments made by us for Mr. Zyskind’s use of an automobile in the amount of $12,000, the cost of health and dental coverage paid by us for Mr. Zyskind and his covered dependents in the amount of $22,273, and the annual premium paid by us for individual permanent life insurance coverage for the benefit of Mr. Zyskind’s beneficiaries in the amount of $687. The amount shown in this column for Mr. Caviet includes reimbursement of payments on an automobile leased by Mr. Caviet in the amount of $11,720, the cost of health and dental coverage paid by us for Mr. Caviet in the amount of $1,952 and the annual premium paid by us for individual life insurance and permanent health insurance coverage for Mr. Caviet in the amount of $16,632.

Grants of Plan-Based Awards for Fiscal Year 2011

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock (#)(1)	Grant Date Fair Value of Stock Awards ($)(6)
Name		Threshold	Target	Maximum
Barry D. Zyskind Annual Bonus(2)		$—	$1,500,000	$2,925,000	—	$—
Ronald E. Pipoly, Jr. Annual Bonus(3)	2/15/12	—	—	1,500,000	18,352	500,092
Max G. Caviet Annual Bonus(4)	2/15/12	—	792,574	2,091,177	21,292	580,207
Michael J. Saxon Annual Bonus(5)	2/15/12	—	600,000	1,800,000	20,916	569,961
Christopher M. Longo Annual Bonus(5)	2/15/12	—	500,000	1,500,000	18,352	500,092

(1)	Each named executive officer’s employment agreement, other than Mr. Pipoly’s, provides for an annual bonus equal to a pre-determined percentage of the Company’s profits. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further explanation of the calculation of these bonuses for 2011. Each named executive officer, other than Mr. Zyskind, received one-third of his annual bonus in restricted stock units as shown in the “All Other Stock Awards” column of this table. For the portion of the annual bonus paid in cash, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2011.
(2)	Mr. Zyskind is entitled to an annual bonus of 2% of our pre-tax profits for the fiscal year, provided that our pre-tax profits equals or exceeds $75 million, which would give him a bonus of $1,500,000, and subject to a cap of three times his annual base salary, which is $2,925,000. For fiscal year 2011, our pre-tax profits were $212.8 million, so the maximum bonus Mr. Zyskind could receive was three times his annual base salary.
(3)	Mr. Pipoly’s annual bonus has no threshold or target, but cannot be more than three times his annual base salary. In 2011, one-third of Mr. Pipoly’s bonus was payable in restricted stock units.
(4)	Mr. Caviet is entitled to an annual bonus of 10% of the pre-tax net operating income arising from the specialty risk and extended warranty business under his direct or indirect supervision, provided that the pre-tax net operating income equals or exceeds 75% of the base line profit of $10.6 million, which would give him a bonus of $792,574, and subject to a cap of a multiple of Mr. Caviet’s annual base salary. The cap for fiscal year 2011 was three times Mr. Caviet’s annual base salary, which was $2,091,177, because the pre-tax net operating income arising from the specialty risk and extended warranty business under his direct or indirect supervision was more than 110% of his profit target of $10.6 million. However, Mr. Caviet’s annual bonus was not capped because 10% of the pre-tax net operating income described above ($1,740,534) was less than the cap. In 2011, one-third of Mr. Caviet’s bonus was payable in restricted stock units.
(5)	Mr. Saxon and Mr. Longo are entitled to annual bonuses of 1% of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or our base line profit for fiscal year 2009. If the profits were equal to or greater than 75% of our profit for fiscal year 2009, Mr. Saxon and Mr. Longo would have been entitled to an annual bonus equal to their respective current annual salaries. Since the profits for fiscal year 2011 were greater than 110% of the profit for the preceding calendar year, Mr. Longo’s annual bonus was capped at three times his current annual salary, with one-third of the bonus payable in restricted stock units. However, Mr. Saxon’s annual bonus was not capped because 1% of our profits ($1,709,830) was less than his cap. In 2011, one-third of Mr. Saxon’s bonus was payable in restricted stock units.
(6)	The grant date fair value of the restricted stock unit awards is equal to the closing price of our common stock on the date of grant, multiplied by the number of restricted stock units granted to each named executive officer.

Employment Agreements

Barry D. Zyskind

Under Mr. Zyskind’s employment agreement, dated as of January 1, 2005 and amended as of October 6, 2010, Mr. Zyskind serves as our President and Chief Executive Officer. Mr. Zyskind’s term of employment under his agreement continues until December 31, 2012, at which time the employment agreement automatically renews for successive three-year terms, unless we or Mr. Zyskind provide 180 days’ written notice of an intention not to renew. His salary is subject to review by the Board of Directors or the Compensation Committee annually. For calendar year 2011, Mr. Zyskind received an annual base salary in the amount of $975,000. Mr. Zyskind is also entitled to an annual profit bonus equal to two percent (2%) of our pre-tax profit if certain financial goals are met, subject to a cap equal to three times his salary. Mr. Zyskind is also eligible to receive special bonuses at the discretion of the Board of Directors or the Compensation Committee and to participate in any long-term incentive compensation plan established for his benefit or in any such plan established for the benefit of our senior management. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further details regarding the calculation of Mr. Zyskind’s bonus.

If Mr. Zyskind’s employment terminates due to death or disability, his heirs are entitled to his salary payable for the remainder of his term of employment or one year, whichever is greater, at the rate in effect immediately before such termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits that have vested through the date of termination or to which he may then be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. If Mr. Zyskind’s employment terminates due to disability, he will be entitled to the compensation and benefits enumerated above, except that his salary shall be offset by the amount of any long-term disability insurance benefit we may have elected to provide for him.

We may terminate Mr. Zyskind’s employment for cause upon written notice to Mr. Zyskind at least 30 days prior to the intended termination. If Mr. Zyskind’s employment were terminated for cause, he would be entitled to his salary through the date of termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits which may have vested through the date of termination or to which he then may be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. “Cause” is defined in Mr. Zyskind’s employment agreement as (i) the conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at our expense; (ii) willful and continued failure of Mr. Zyskind to perform his obligations under the employment agreement, resulting in demonstrable material economic harm to us; or (iii) Mr. Zyskind’s willful and material breach of the noncompetition and nonsolicitation provisions of the employment agreement to our demonstrable and material detriment.

If we terminate Mr. Zyskind’s employment without cause or if Mr. Zyskind terminates his employment with good reason, then Mr. Zyskind is entitled, in addition to the compensation and benefits specified in the paragraph above, to (i) a lump-sum payment equal to the salary payable to him for the remainder of his employment term at the rate in effect immediately before the termination, (ii) a lump-sum payment equal to the annual profit bonuses for the remainder of his term of employment (to be prorated for any partial fiscal year) equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination, (iii) continued participation, for the remainder of his term of employment, in all employee benefit plans or programs in which he was participating on the date of his termination; or, if such participation is prohibited, he shall be entitled to the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (iv) continued payment of 100% of the cost of health insurance through our group health plan for himself, his spouse and dependent children and (v) other benefits in accordance with our applicable plans and programs. “Good reason” is defined in Mr. Zyskind’s employment agreement as one of the following actions taken without Mr. Zyskind’s prior written consent or his acquiescence: (i) a reduction in his then current salary; (ii) a diminution, reduction or other adverse change in the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined for Mr. Zyskind; (iii) our failure to pay Mr. Zyskind any amounts otherwise vested and due him hereunder or under any of our plans or policies; (iv) a diminution of Mr. Zyskind’s titles, position, authorities or responsibilities, including not serving on the Board of Directors; (v) the assignment of duties incompatible with Mr. Zyskind’s position of President; (vi) imposition of a requirement that Mr. Zyskind report other than to the full Board of Directors; or (vii) a material breach of the employment agreement by us that is not cured within 30 business days after written notification by Mr. Zyskind of such breach.

Mr. Zyskind has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. He also agreed that, upon termination of employment, other than a termination without cause or due to good reason, he will not solicit any of our customers or employees for one year after termination.

Ronald E. Pipoly, Jr.

Pursuant to Mr. Pipoly’s employment agreement, dated as of March 1, 2010 and amended as of March 1, 2012, he has agreed to serve as our Chief Financial Officer. Mr. Pipoly’s term of employment under his agreement continues until February 28, 2015, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Pipoly provide 90 days’ written notice of an intention not to renew. Mr. Pipoly currently receives an annual base salary in the amount of $500,000 and is entitled to a salary review each March during the term of his employment agreement. Mr. Pipoly is entitled to an annual bonus comparable to our other senior executives, subject to a cap equal to three time his then current salary. Mr. Pipoly is also entitled to other bonus payments in the discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Pipoly’s employment upon five days’ written notice; however, Mr. Pipoly will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period that is the greater of one year or the remainder of the term of his employment agreement. In the event Mr. Pipoly dies during his term of employment, his heirs will be entitled to receive his salary following the date of death for a period that is the greater of one year or the remainder of the term of his employment agreement.

We may terminate Mr. Pipoly’s employment at any time for cause and, upon such an event, we will have no further compensation or benefit obligation to Mr. Pipoly after the date of termination. “Cause” is defined in Mr. Pipoly’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities for us, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (ii) any material breach by Mr. Pipoly of the employment agreement or any other agreement with us or any of our affiliates to which Mr. Pipoly is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (iii) breach of a fiduciary duty to us or failure to act in our best interests; (iv) the arrest (following an investigation of the facts that results in a determination by us of Mr. Pipoly’s culpability) of, conviction of, or admission by, Mr. Pipoly of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for us; (v) the commission by Mr. Pipoly of any acts of moral turpitude, including the commission by Mr. Pipoly of embezzlement, theft or any other fraudulent act; or (vi) violation of our policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us.

Mr. Pipoly has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Pipoly has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers or employees or solicit any entity that has been contacted by us regarding a possible acquisition of that entity, for three years after termination.

Max G. Caviet

Under Mr. Caviet’s employment agreement, dated as of November 22, 2010, Mr. Caviet serves as one of our senior executives, as President and a director of our wholly-owned subsidiary, AII, and as an officer and director of other of our subsidiaries. Mr. Caviet’s term of employment under this agreement is through December 31, 2013. The employment agreement will automatically renew for successive three-year terms, unless we or Mr. Caviet provide 180 days’ written notice of an intention not to renew.

Pursuant to the employment agreement, Mr. Caviet currently receives an annual base salary in the amount of £450,000 and is entitled to an annual salary review each January during the term of his employment agreement. Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the “subject profits” of the specialty risk and extended warranty business written by us and our affiliates under Mr. Caviet’s direct or indirect supervision, provided that the net pre-tax profit is no less than 75% of the profit target for that year. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further details regarding the calculation of Mr. Caviet’s bonus. Mr. Caviet may also receive other bonus payments determined at the sole discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Caviet’s employment upon five days’ written notice; however, he will be entitled to receive his salary for a period that is the greater of one year or the remainder of the term of his employment agreement, his profit bonus earned through the disability termination date but not yet paid, and any unreimbursed expenses due him through the disability termination date. In addition, we must provide Mr. Caviet permanent health insurance, which is intended to provide benefits to him in the event of termination for disability, except that the amount of any salary we owe to Mr. Caviet will be offset by the amount of any insurance provided. In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary for the remainder of the term of his employment agreement or one year, whichever is greater, his profit bonus earned through his date of death but not yet paid to him, as well as any unreimbursed expenses due him through the date of termination.

If we terminate or do not renew Mr. Caviet’s employment for gross misconduct, we will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. “Gross misconduct” is defined as (i) a material or serious breach of the agreement by Mr. Caviet, but only if such breach is not cured within 30 days following our written notice to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly adversely affects our business or reputation or that of Mr. Caviet.

If we terminate or non-renew Mr. Caviet’s employment for any reason other than gross misconduct, he will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the end of the term of his employment agreement, through the expiration of such business, for a maximum period of five years from the end of the term of his employment agreement.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, upon termination of employment, he will not solicit any of our customers or employees or solicit any entity that has been contacted us regarding a possible acquisition of that entity, for two years after termination.

Michael J. Saxon

Pursuant to Mr. Saxon’s employment agreement, dated as of March 1, 2010 and amended as of March 1, 2012, he has agreed to serve as our Chief Operating Officer. Mr. Saxon’s term of employment under this agreement continues until February 28, 2015, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Saxon provide 90 days’ written notice of an intention not to renew.

Mr. Saxon currently receives an annual base salary in the amount of $600,000 and is entitled to a salary review each March during the term of his employment agreement. Mr. Saxon is entitled to an annual profit bonus, equal to one percent (1%) of our “profit” for the fiscal year, provided that the annual profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further details regarding the calculation of Mr. Saxon’s bonus.

The terms of Mr. Saxon’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Longo’s employment agreements.

Christopher M. Longo

Pursuant to Mr. Longo’s employment agreement, dated March 1, 2010 and amended March 1, 2012, he has agreed to serve as our Chief Information Officer. Mr. Longo’s term of employment under this agreement continues until February 28, 2015, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Longo provide 90 days’ written notice of an intention not to renew.

Mr. Longo currently receives an annual base salary in the amount of $500,000 and is entitled to an annual salary review each March during the term of his employment agreement. Mr. Longo is entitled to an annual profit bonus that is calculated the same as Mr. Saxon’s annual bonus.

The terms of Mr. Longo’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Saxon’s employment agreements.

2010 Omnibus Incentive Plan

Our Board of Directors and shareholders approved the 2010 Omnibus Incentive Plan in May 2010, which allows for grants of incentive stock options, non-qualified stock options, performance shares, shares of restricted stock and restricted stock units to present and future officers, directors, employees and consultants of the Company or any subsidiary. The aggregate number of shares of common stock for which awards may be issued may not exceed 6,045,511 shares, subject to the authority of our Board of Directors to adjust this amount in the event of a consolidation, reorganization, stock dividend, stock split, recapitalization or similar transaction affecting our common stock. In addition, under the current terms of the Plan, we cannot grant more than 5,045,511 shares for awards other than options and stock appreciations rights, and no one participant can receive more than 400,000 options and 250,000 shares of restricted stock or restricted stock units in any one calendar year. As described in “Proposal 3: Approval of Amendments to the 2010 Omnibus Incentive Plan,” we are asking our shareholders to amend the Plan to allow us to grant additional types of awards at increased levels.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date		Number of shares of restricted stock or units that have not vested (#)(3)(4)	Market value of shares of restricted stock or units that have not vested ($)(5)
Barry D. Zyskind	—	—	$—	—		—	$—
Ronald E. Pipoly, Jr.	319,750	—	7.00	2/9/2016		24,785	588,644
	50,000	—	14.55	10/24/2017
	46,875	3,125	13.97	8/25/2018	(1)
Max G. Caviet	50,000	—	7.50	9/1/2016		26,845	637,569
	50,000	—	14.55	10/24/2017
	46,875	3,125	13.97	8/25/2018	(1)
Michael J. Saxon	305,465	—	7.00	2/9/2016		29,337	696,754
	50,000	—	14.55	10/24/2017
	46,875	3,125	13.97	8/25/2018	(1)
Christopher M. Longo	343,750	—	7.00	2/9/2016		23,041	547,224
	50,000	—	14.55	10/24/2017
	34,375	15,625	11.40	6/30/2019	(2)

(1)	Granted on August 25, 2008 under the 2005 Equity Incentive Plan. Twenty-five percent (25%) of the option vested on August 25, 2009. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on August 25, 2012.
(2)	Granted on June 30, 2009 under the 2005 Equity Incentive Plan. Twenty-five percent (25%) of the option vested on June 30, 2010. Thereafter, an additional 6.25% of the option vested each quarter, until the option is 100% vested on June 30, 2013.
(3)	Granted on March 22, 2010 under the 2005 Equity Incentive Plan. Twenty-five percent (25%) of the shares of restricted stock vested on March 22, 2011. Thereafter, an additional 6.25% of the shares of restricted stock will vest each quarter, until the restricted stock is 100% vested on March 22, 2014.
(4)	Granted on February 15, 2011 under the 2010 Omnibus Incentive Plan and pursuant to each named executive officer’s employment agreement as one-third of their respective annual incentive bonuses. Twenty-five percent (25%) of the restricted stock units vest on each anniversary of the grant date, until the restricted stock units are 100% vested at February 15, 2015.
(5)	The value of restricted stock and restricted stock units that have not vested is calculated by multiplying the number of the non-vested shares and units by $23.75, the closing market price of our common stock at December 30, 2011.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of restricted stock awards during 2011.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Barry D. Zyskind	—	$—	—	$—
Ronald E. Pipoly, Jr.	24,000	427,883	4,375	87,750
Max G. Caviet	62,500	951,250	6,564	131,659
Michael J. Saxon	38,285	648,287	6,564	131,659
Christopher M. Longo	—	—	4,375	87,750

(1)	The value realized on exercise of options is the number of options exercised multiplied by the excess of the fair market value of the underlying shares on the date of exercise over the exercise price.
(2)	The value realized on vesting of restricted stock is the number of shares of restricted stock that vested multiplied by the fair value of our common stock on the date of vesting.

Potential Payments upon Termination or Change-In-Control

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination as a result of death or disability and termination as a result of retirement, as per their respective employment agreements. See “Executive Compensation — Employment Agreements” for further discussion of termination events. The potential payments to our named executive officers assume that the termination event occurs as of the last day of our fiscal year (December 31, 2011). All amounts provided for Mr. Caviet would be paid in British pounds, but for purposes of this table have been converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2011, which was $1.54902 to £1.00. Since the Board of Directors has discretion as to whether or not to accelerate the vesting of unvested stock options and restricted stock awards granted under both the 2005 Equity Incentive Plan and the 2010 Omnibus Incentive Plan upon a change in control of the Company, the financial effect of such an event has not been included in this table. We do not include the financial effect of a termination for cause or gross misconduct (as defined in the named executive officer’s employment agreement) because the named executive officers are not entitled to any further compensation or benefits following such a termination.

Name and Principal Position	Without Cause		For Good Reason		Death		Disability		Retirement
Barry D. Zyskind
Salary Continuation/Bonus	$3,900,000	(1)	$3,900,000	(1)	$975,000	(3)	$975,000	(4)	$—
Benefits	891,607	(2)	891,607	(2)	—		—		—
Ronald E. Pipoly, Jr.
Salary Continuation(5)	583,333		—		583,333		583,333		—
Vesting of Stock Awards(6)	—		—		619,206		619,206		—
Max G. Caviet
Salary Continuation/Bonus	7,053,821	(7)	—		1,394,118	(8)	1,394,118	(8)	4,962,644	(9)
Benefits	—		—		—		86,452	(10)	—
Vesting of Stock Awards(6)	—		—		668,131		668,131		—
Michael J. Saxon
Salary Continuation(5)	700,000		—		700,000		700,000		—
Vesting of Stock Awards(6)	—		—		727,316		727,316		—
Christopher M. Longo
Salary Continuation(5)	583,333		—		583,333		583,333		—
Vesting of Stock Awards(6)	—		—		740,193		740,193		—

(1)	This lump-sum benefit includes (i) Mr. Zyskind’s 2011 annual base salary provided through December 31, 2012 ($975,000), and (ii) the annual profit bonuses through December 31, 2012, equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination ($2,925,000).
(2)	This includes the costs for providing Mr. Zyskind with (i) continued participation through December 31, 2012 in all employee benefit plans or programs in which he was participating on December 31, 2011 or, if such participation is prohibited, the after-tax economic equivalent of any such benefit, which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (ii) continued payment of 100% of the cost of health insurance through our group health plan for Mr. Zyskind, his spouse and dependent children (assuming average life expectancy), and (iii) other benefits in accordance with our applicable plans and programs.
(3)	This amount reflects Mr. Zyskind’s 2011 annual base salary provided through December 31, 2012.
(4)	This amount reflects Mr. Zyskind’s 2011 annual base salary provided through December 31, 2012 (which will be reduced by any long-term disability insurance benefit provided by us).
(5)	This amount reflects Mr. Pipoly’s, Mr. Saxon’s and Mr. Longo’s annual base salary as of March 1, 2010 provided through February 28, 2013 (which, in the case of disability, will be reduced by any long-term disability insurance benefit provided by us).
(6)	This amount includes the full vesting of unvested stock options and restricted stock in accordance with the named executive officers’ award agreements under the 2005 Equity Incentive Plan or 2010 Omnibus Incentive Plan, as applicable. The value of unvested restricted stock and restricted stock units reported in this table is calculated by multiplying the number of the unvested shares of restricted stock and restricted stock units by $23.75, the closing market price of our common stock at December 30, 2011. The value of stock options reported in this table represents the difference between the exercise price of the participant’s stock options and $23.75, the closing market price of our common stock at December 30, 2011, multiplied by the number of unvested options held by the participant on December 31, 2011.
(7)	This amount includes (i) Mr. Caviet’s salary through December 31, 2014, and (ii) Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by the Company and its affiliates through December 31, 2011 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier. Mr. Caviet is entitled to this amount if we elect to non-renew or terminate Mr. Caviet’s employment for any reason other than gross misconduct. For the definition of gross misconduct, see the summary of Mr. Caviet’s employment agreement in “Executive Compensation — Employment Agreements.”
(8)	This amount reflects Mr. Caviet’s 2011 annual base salary provided through December 31, 2013 (which, in the case of disability, will be reduced by any long-term disability insurance benefit provided by us).
(9)	This amount includes Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by us and our affiliates through December 31, 2015 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier.
(10)	If Mr. Caviet becomes disabled, we are required to provide permanent health insurance in accordance with his employment agreement. This dollar amount assumes average life expectancy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000.

We have adopted a policy that requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of AmTrust and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

Maiden Agreements

We have various reinsurance and service agreements with Maiden Holdings, Ltd. (“Maiden”). Maiden is a publicly-held Bermuda insurance holding company (Nasdaq: MHLD) formed by Michael Karfunkel, George Karfunkel and Barry Zyskind, the principal shareholders, and, respectively, the chairman of the board of directors, a director, and the chief executive officer and director of the Company. As of December 31, 2011, Michael Karfunkel owns or controls approximately 13.9% of the issued and outstanding capital stock of Maiden, George Karfunkel owns or controls approximately 9.4% of the issued and outstanding capital stock of Maiden and Mr. Zyskind owns or controls approximately 5.1% of the issued and outstanding stock of Maiden. Mr. Zyskind serves as the non-executive chairman of the board of Maiden’s board of directors. Maiden Insurance Company, Ltd (“Maiden Insurance”), a wholly-owned subsidiary of Maiden, is a Bermuda reinsurer.

Quota Share Agreement

In 2007, we entered into a master agreement with Maiden, as amended, by which the parties caused our Bermuda subsidiary, AmTrust International Insurance, Ltd. (“AII”) and Maiden Insurance to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), as amended, by which AII retrocedes to Maiden Insurance an amount equal to 40% of the premium written by our U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated insuring reinsurance (and in the case of our U.K. insurance subsidiary, AmTrust Europe Ltd., net of commissions) and 40% of losses excluding certain specialty risk programs that we commenced writing after the effective date, including our European medical liability business, and risks, other than workers’ compensation risks and certain business written by our Irish subsidiary, AmTrust International Underwriters Limited (“AIU”), for which the AmTrust Ceding Insurers’ net retention exceeds $5.0 million (“Covered Business”).

The Maiden Quota Share, which had an initial term of three years, was renewed through June 30, 2014 and will automatically renew for successive three-year terms unless either AII or Maiden Insurance notifies the other of its election not to renew not less than nine months prior to the end of any such three-year term. In addition, either party is entitled to terminate on thirty days’ notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Insurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers.

Effective April 1, 2011, the Maiden Quota Share, as amended, further provides that AII receives a ceding commission of 30% of ceded written premiums with respect to all Covered Business, except retail commercial package business, for which the ceding commission remains 34.375%. Commencing January 1, 2012, the ceding commission, excluding the retail package business ceding commission (which remains at 34.375%), will be adjusted to (a) 30% of ceded premium, if the Specialty Risk and Extended Warranty subject premium, excluding ceded premium related to our medical liability business discussed below, is greater than or equal to 42% of the total subject premium, (b) 30.5% of ceded premium, if the Specialty Risk and Extended Warranty subject premium is less than 42% but greater than or equal to 38%, or (c) 31% of ceded premium, if the Specialty Risk and Extended Warranty subject premium is less than 38% of the total subject premium. Prior to April 1, 2011, AII received a ceding commission of 31% of ceded premiums with respect to all Covered Business, except retail commercial package business, for which the ceding commission was 34.375%.

We recorded approximately $150.0 million of ceding commission income during the year ended December 31, 2011 as a result of this agreement.

European Quota Share

Effective April 1, 2011, through our subsidiaries AEL and AIU, we entered into a reinsurance agreement with Maiden Insurance by which we cede to Maiden Insurance 40% of our European medical liability business, including business in force at April 1, 2011. The quota share has an initial term of one year, automatically renews for one-year terms and can be terminated by either party upon four months’ prior written notice. Maiden Insurance pays us a 5% ceding commission, and we earn a profit commission of 50% of the amount by which the ceded loss ratio is lower than 65%. We recorded approximately $4.0 million of ceding commission and did not earn any profit commission during the year ended December 31, 2011 pursuant to this agreement.

Reinsurance Brokerage Agreement

Effective July 1, 2007, through a subsidiary, we entered into a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, AII Reinsurance Brokerage Ltd. provides brokerage services relating to the Maiden Quota Share for a fee equal to 1.25% of reinsured premium. We recorded approximately $8.0 million of brokerage commission (recorded as a component of service and fee income) during the year ended December 31, 2011.

Asset Management Agreement

Effective July 1, 2007, through a subsidiary, we entered into an asset management agreement with Maiden, pursuant to which we provide investment management services to Maiden and its affiliates. As of December 31, 2011, we managed approximately $2.2 billion of assets pursuant to this agreement. The investment management services fee is 0.15% per annum for periods in which the average invested assets exceed $1.0 billion. As a result of this agreement, we earned approximately $3.0 million of investment management fees (recorded as a component of service and fee income) for the year ended December 31, 2011.

Note Payable — Collateral for Proportionate Share of Reinsurance Obligation

In conjunction with the Maiden Quota Share, as described above, AII entered into a loan agreement with Maiden Insurance during the fourth quarter of 2007, whereby Maiden Insurance loaned to AII the amount equal to its quota share of the obligations of the AmTrust Ceding Insurers that AII was then obligated to secure. The loan agreement provides for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Advances under the loan are secured by a promissory note and totaled $168.0 million as of December 31, 2011. We recorded $1.9 million of interest expense during the year ended December 31, 2011. Effective December 1, 2008, AII and Maiden Insurance entered into a Reinsurer Trust Assets Collateral agreement whereby Maiden Insurance is required to provide AII the assets required to secure Maiden’s proportionate share of AII’s obligations to our U.S. subsidiaries. The amount of this collateral as of December 31, 2011 was approximately $465.0 million. Maiden retains ownership of the collateral in the trust account.

Other Reinsurance Agreements

Effective September 1, 2010, through our subsidiary, Security National Insurance Company (“SNIC”), we entered into a reinsurance agreement with Maiden Reinsurance Company and an unrelated third party. Under the agreement, which had an initial term of one year and has been extended to August 31, 2012, SNIC cedes 80% of the gross liabilities produced under the Southern General Agency program to Maiden Reinsurance Company and 20% of the gross liabilities produced to the unrelated third party. SNIC receives a five percent commission on ceded written premiums. We ceded written premium of approximately $0.9 million for the year ended December 31, 2011 related to this agreement for which we earned ceding commission of approximately $0.2 million for the year ended December 31, 2011.

Fronting Arrangement with Maiden Specialty Insurance Company

Effective September 1, 2010, through our wholly-owned subsidiary, Technology Insurance Company (“TIC”), we entered into a quota share reinsurance agreement with Maiden Specialty Insurance Company (“Maiden Specialty”) by which TIC assumes a portion (generally 90%) of premiums and losses with respect to certain surplus lines programs written by Maiden Specialty on our behalf (the “Surplus Lines Facility”). The Surplus Lines Facility enables us to write business on a surplus lines basis throughout the United States in states in which we are unauthorized to write such business through our own insurance subsidiaries. During 2011, we utilized the Surplus Lines Facility for two programs for which Maiden Specialty receives a five percent ceding commission on all premiums ceded by Maiden Specialty to TIC. The Surplus Lines Facility will remain continuously in force until terminated. We are actively pursuing surplus lines authority for two of our insurance company subsidiaries, which would remove the need for the Surplus Lines Facility. As a result of this agreement, we assumed approximately $18.0 million of written premium for which we earned approximately $10.4 million and incurred losses of approximately $6.5 million for the year ended December 31, 2011.

Senior Notes

In June 2011, through a subsidiary, we purchased in a registered public offering by Maiden Holdings North America, Ltd., a subsidiary of Maiden, $12.5 million of an aggregate $107.5 million principal amount of 8.25% Senior Notes due 2041 (the “Notes”) that are fully and unconditionally guaranteed by Maiden. The Notes are redeemable for cash, in whole or in part, on or after June 15, 2016, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. Maiden Holdings North America, Ltd. issued the Notes to use the proceeds, together with cash on hand, to repurchase, at 114% of the principal amount, $107.5 million of Maiden’s $260.0 million outstanding trust preferred securities, on a pro rata basis, from all of its trust preferred securities holders. ACP Re, Ltd., an entity owned by a trust controlled by Michael Karfunkel, our Chairman of the Board, accepted the offer to repurchase its approximately $79.0 million in principal amount of trust preferred securities.

American Capital Acquisition Corporation Investment

In March 2010, we completed our strategic investment in American Capital Acquisition Corporation (“ACAC”). We formed ACAC with The Michael Karfunkel 2005 Grantor Retained Annuity Trust (the “Trust”) for the purpose of acquiring from GMAC Insurance Holdings, Inc. and Motor Insurance Corporation (“MIC”, together with GMAC Insurance Holdings, Inc., “GMACI”) GMACI’s U.S. consumer property and casualty insurance business (the “GMACI Business”), a writer of automobile coverages through independent agents in the United States. Its coverages include standard/preferred auto, RVs, non-standard auto and commercial auto. The acquisition included ten statutory insurance companies (the “GMACI Insurers”). Michael Karfunkel, individually, and the Trust, which is controlled by Michael Karfunkel, own 100% of ACAC’s common stock (subject to our conversion rights described below). Michael Karfunkel is the chairman of our board of directors and the father-in-law of Barry D. Zyskind, our chief executive officer. The ultimate beneficiaries of the Trust include Michael Karfunkel’s children, one of whom is married to Mr. Zyskind. In addition, Michael Karfunkel is the Chairman of the Board of Directors of ACAC.

Because ACAC is controlled by a related party, our Board of Directors, on September 17, 2009, established a Special Committee to review, evaluate and negotiate our potential investment in ACAC for the purpose of making the acquisition as well as the merits of the acquisition (the “Special Committee”). The Board previously had determined on August 7, 2009, that the opportunity presented to Mr. Karfunkel to acquire the GMAC U.S. consumer property and casualty business did not constitute a corporate opportunity to us.

Pursuant to the Amended Stock Purchase Agreement, ACAC issued and sold to us for an initial purchase price of approximately $53.0 million, which was equal to 25% of the capital initially required by ACAC, 53,054 shares of Series A Preferred Stock, which provides an 8% cumulative dividend, is non-redeemable and is convertible, at our option, into 21.25% of the issued and outstanding common stock of ACAC (the “Preferred Stock”). We have pre-emptive rights with respect to any future issuances of securities by ACAC and our conversion rights are subject to customary anti-dilution protections. We have the right to appoint two members to ACAC’s board of directors, which consists of six members. Subject to certain limitations, the board of directors of ACAC may not take any action in the absence of our appointees and ACAC may not take certain corporate actions without the unanimous prior approval of its board of directors (including our appointees).

We, the Trust and Michael Karfunkel, individually, each will be required to make our, its or his proportional share of the deferred payments payable by ACAC to GMACI pursuant to the GMACI Securities Purchase Agreement, which are payable over a period of three years from the date of the closing of the acquisition, to the extent that ACAC is unable to otherwise provide for such payments. Our proportionate share of such deferred payments will not exceed $7.5 million. In addition, in connection with our investment, ACAC will grant us a right of first refusal to purchase or to reinsure commercial auto insurance business acquired from GMACI.

We recorded $7.9 million of income during the year ended December 31, 2011 related to our equity investment in ACAC.

Personal Lines Quota Share

Effective March 1, 2010, we reinsure 10% of the net premiums of the GMACI Business, pursuant to a 50% quota share reinsurance agreement (“Personal Lines Quota Share”) among Integon National Insurance Company, lead insurance company on behalf of the GMACI Insurers, as cedents, and the Company, ACP Re, Ltd., a Bermuda reinsurer that is a wholly-owned indirect subsidiary of the Trust, and Maiden Insurance Company, Ltd., as reinsurers. The Personal Lines Quota Share provides that the reinsurers, severally, in accordance with their participation percentages, receive 50% of the net premium of the GMACI Insurers and assume 50% of the related net losses. We have a 20% participation in the Personal Lines Quota Share, by which we receive 10% of the net premiums of the personal lines business and assume 10% of the related net losses. The Personal Lines Quota Share has an initial term of three years and will renew automatically for successive three-year terms unless terminated by written notice not less than nine months prior to the expiration of the current term. In addition, either party is entitled to terminate on 60 days’ written notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of the Company or the GMACI Insurers, run-off, or a reduction of 50% or more of the shareholders’ equity. The GMACI Insurers also may terminate on nine months’ written notice following the effective date of an initial public offering or private placement of stock by ACAC or a subsidiary. The Personal Lines Quota Share provides that the reinsurers pay a provisional ceding commission equal to 32.5% of ceded earned premium, net of premiums ceded by the personal lines companies for inuring reinsurance, subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.5% or less and a minimum of 30.5% if the loss ratio is 64.5% or higher. The Personal Lines Quota Share is subject to a premium cap that limits the premium that could be ceded by the GMACI Insurers to TIC to $133.1 million during calendar year 2012 to the extent TIC was to determine, in good faith, that it could not assume additional premium. The premium cap increases by 10% per annum thereafter. As a result of this agreement, we assumed $102.6 million of business from the GMACI Insurers during the year ended December 31, 2011.

Information Technology Services Agreement

We provide ACAC and its affiliates information technology development services in connection with the development of a policy management system at a price of cost plus 20% pursuant to a Master Services Agreement with GMAC Insurance Management Corporation, a wholly-owned subsidiary of ACAC. In addition, as consideration for a license for ACAC and its affiliates to use that system, we receive a license fee in the amount of 1.25% of gross premiums of ACAC and its affiliates plus our costs for support services. We recorded approximately $4.0 million of fee income for the year ended December 31, 2011 related to this agreement.

Asset Management Agreement

We manage the assets of ACAC and its subsidiaries for an annual fee equal to 0.20% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is $1.0 billion or less and 0.15% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for that quarter is more than $1.0 billion. We currently manage approximately $750.0 million of assets as of December 31, 2011 related to this agreement. As a result of this agreement, we earned approximately $1.6 million of investment management fees for the year ended December 31, 2011.

Investment in Life Settlements

During 2010 and 2011, we formed each of Tiger Capital, LLC and AMT Capital Alpha, LLC with a subsidiary of ACAC and formed AMT Capital Holdings, S.A. with ACP Re, Ltd. for the purposes of acquiring life settlement contracts and related premium finance loans. Although we have a fifty percent interest in each of these entities, we provide certain actuarial and finance functions to the entities, for which ACAC and ACP Re, Ltd. receive a benefit. As a result of this arrangement, Tiger Capital, LLC, AMT Capital Alpha, LLC and AMT Capital Holdings, S.A. collectively paid us $0.8 million for these services for the year ended December 31, 2011.

800 Superior, LLC

In August 2011, we formed 800 Superior, LLC with a subsidiary of ACAC for the purposes of acquiring an office building in Cleveland, Ohio. We and ACAC each have a fifty percent ownership interest in 800 Superior, LLC. The cost of the building was approximately $7.5 million. We have been appointed managing member of the LLC. In March 2012, ACP Re, Ltd. made a short-term loan of $2.5 million to 800 Superior, LLC to fund ACAC’s portion of the renovation of the building. Additionally, in conjunction with our 21.25% ownership percentage of ACAC, we ultimately receive 60.6% of the profits and losses of the LLC.

Corporate Office Lease Agreements

In January 2008, we entered into an amended lease for 14,807 square feet of office space at 59 Maiden Lane in downtown Manhattan from 59 Maiden Lane Associates, LLC, an entity that is wholly-owned by entities controlled by Michael Karfunkel and George Karfunkel. We paid approximately $0.7 million in rent and expenses pursuant to this lease for the year ended December 31, 2011.

In January 2011, we entered into an amended lease for 9,030 square feet of office space in Chicago, Illinois from 33 West Monroe Associates, LLC, an entity that is wholly-owned by entities controlled by Michael Karfunkel and George Karfunkel. We paid approximately $0.3 million in rent and expenses pursuant to this lease for the year ended December 31, 2011.

Diversified

In 2011, Diversified Construction Management, LLC (“Diversified”) provided construction management and general contractor services for one of our subsidiaries. We recorded an expense of approximately $0.2 million for the year ended December 31, 2011 for Diversified’s services in connection with the construction project. Robert A. Saxon, Jr., a principal of Diversified, is the brother of Michael J. Saxon, our Chief Operating Officer. During several prior years, Diversified provided similar services to us. In

March 2010, the Audit Committee ratified our existing contractual relationship and approved the ongoing contractual relationship with Diversified, including a determination that the contracts were not less favorable to us than similar services provided at arms’ length and approved future contracts.

American Stock Transfer & Trust Company

Our transfer agent, American Stock Transfer & Trust Company, LLC, was formerly controlled by Michael Karfunkel and George Karfunkel. In 2008, Messrs. Karfunkel sold their interests in American Stock Transfer& Trust Company, LLC to an Australian private equity firm. AST Equity Plan Solutions, an affiliate of American Stock Transfer & Trust Company, LLC, provides certain administrative services in connection with our 2005 Equity Incentive Plan and our 2010 Omnibus Incentive Plan. During 2011, George Karfunkel was a director of American Stock Transfer & Trust Company, LLC.

Management Agreement with ACP Re, Ltd.

Our wholly-owned subsidiary, AII Insurance Management Limited, provides investment management services and accounting and administrative services to ACP Re, Ltd. for a monthly fee of $10,000 and (i) a quarterly rate of 0.05% of the average value of ACP Re, Ltd.’s invested assets for the preceding calendar quarter if the average value of such assets for the quarter was $1.0 billion or less, or (ii) a quarterly rate of 0.0375% of the average value of ACP Re, Ltd.’s invested assets for the preceding calendar quarter if the average value of such assets for the quarter was greater than $1.0 billion. We entered into this management agreement in March 2012, and it covers all services rendered prior to the execution of the agreement.

Use of Company Aircraft

Our wholly-owned subsidiary, AmTrust Underwriters, Inc. (“AUI”), is a party to an aircraft time share agreement with each of Maiden and ACAC. The agreements provide for payment to AUI for usage of its company-owned aircraft and covers actual expenses incurred and permissible under federal aviation regulations, including travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hanger fees, airport taxes, among others. AUI does not charge Maiden or ACAC for the fixed costs that would be incurred in any event to operate the aircraft (for example, aircraft purchase costs, insurance and flight crew salaries). During the year ended December 31, 2011, Maiden and ACAC paid AUI approximately $0.07 million and $0.2 million, respectively, for the use of AUI’s aircraft under these agreements.

In addition, for personal travel, Mr. Zyskind, our President and Chief Executive Officer and Michael Karfunkel, our Chairman of the Board, each entered into an aircraft reimbursement agreement with AUI and, since entering into such agreement, has fully reimbursed AUI for the incremental cost billed by AUI for their personal use of AUI’s aircraft, which for the year ended December 31, 2011 was approximately $0.2 million and $0.03 million, respectively.

Family Relationships

Tristan Caviet, son of Max Caviet, is employed as a Special Risk Underwriter of AmTrust Europe, Ltd., one of our subsidiaries. He is not one of our executive officers. The compensation, perquisites and benefits we provide to him are substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. During the year ended December 31, 2011, Tristan Caviet earned a salary and incentives of £86,250 ($133,603). He is also eligible for equity awards on the same basis as other members of management.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2013 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 6th Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 6, 2012, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2013 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 19, 2013. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement on or about April 5, 2012.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: AmTrust Financial Services, Inc. 59 Maiden Lane, 6th floor, New York, New York 10038, Attn: Corporate Secretary, telephone 646-458-7913. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

ANNEX A

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN
(As amended, March 26, 2012)

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN
(As amended, March 26, 2012)

AMTRUST FINANCIAL SERVICES, INC.

2010 OMNIBUS INCENTIVE PLAN
(As amended, March 26, 2012)

1.  Purpose.  The purpose of this 2010 Omnibus Incentive Plan (the “Plan”) is to aid AmTrust Financial Services, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding certain employees and non-employee directors of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock and cash -based incentives for Participants.

2.  Definitions.  In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)  “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b)  “Annual Limit” shall have the meaning specified in Section 5(b).

(c)  “Award” means a grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, or cash award, together with any related right or interest, granted to a Participant under the Plan.

(d)  “Award Agreement” means an agreement, either in written or electronic format, in such form and with such terms and conditions as may be approved by the Committee, which evidences the terms and conditions of an Award granted pursuant to this Plan.

(e)  “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(f)  “Board” means the Company’s Board of Directors.

(g)  “Change in Control” means, with respect to any Award, a change in ownership structure of the Company, as defined in the applicable Award Agreement, consistent with Section 9 of this Plan.

(h)  “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(i)  “Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board who are “outside directors” within the meaning of Section 162 (m) of the Code, “nonemployee directors” within the meaning of the Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and independent directors as defined by any applicable stock exchange rules or any such successor provision thereto.

(j)  “Consultant” shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.

(k)  “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(l)  “Grant Date” means the date specified by the Committee upon which a grant of Options, SARs, Performance Awards, or grant or sale of Restricted Stock Awards, Other Stock Awards or cash awards pursuant to the Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m)  “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(n)  “Effective Date” means the effective date specified in Section 11(q).

(o)  “Eligible Person” has the meaning specified in Section 5.

(p)  “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(q)  “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith (or under procedures established) by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the officially-quoted closing selling price of the Stock, or if no selling price is quoted the bid price on the principal stock exchange or market on which Stock is traded on the day immediately preceding the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the applicable Award Agreement, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r)  “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(s)  “Option” means a right, granted under the Plan, to purchase Stock.

(t)  “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(u)  “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(v)  “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(w)  “Performance Period” means, with respect to any Performance Award, the period of time established by the Committee at the end of which the achievement of one or more measurable performance objectives established for a performance measure relating to such Performance Award or to be evaluated or measured, and which have a duration of no less than one year.

(x)  “Performance Share” means an Award made under, and subject to the terms and conditions of, this Plan, denominated in shares of Stock, the value of which at the time it is payable is determined as a function of the extent to which applicable performance criteria have been achieved.

(y)  “Performance Unit” means any Performance Award denominated in units having a value as determined by the Committee, which is earned during the Performance Period.

(z)  “Prior Plans” shall mean the Company’s 2005 Equity Incentive Plan. Upon approval of this Plan, no further awards shall be made under the Prior Plan.

(aa)  “Restricted Stock” means Stock granted under the Plan which is subject to certain restrictions and/or to a risk of forfeiture.

(bb)  “Restricted Stock Unit” or “RSU” means a right, granted under the Plan, to receive Stock, cash or other Awards or a combination thereof at the end of a specified deferral period.

(cc)  “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd)  “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(ee)  “Stock Appreciation Rights” or “SAR” means the right to receive the difference between the fair market value of a Share on the date of exercise and in Exercise Price payable in cash or Shares, subject to such terms and conditions as determined by the Committee granted pursuant to this Plan to which shall not have the term of more than 10 years.

(ff)  “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding Awards previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(gg)  “10% Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

3.  Administration.

(a)  Authority of the Committee.  Subject to the provisions of this Plan, the Committee shall have authority to administer and interpret the Plan, to select employees for participation, to interpret any Award Agreement, to prescribe, amend, and rescind rules and regulations relating to the Plan and any Award Agreement, and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to any Plan provision or of any Award Agreement will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. To the extent permitted by law, the Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee. The extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The Committee may delegate to one or more of its members or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to (a) designate employees to be recipients of Awards under the Plan and (b) determine the size of any Awards; provided that (x) the Committee shall not delegate such responsibilities for Awards granted to an employee who was an officer, Director, or 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“the “Act”), as determined by the Board in accordance with Section 16 of the Act; (y) the resolution provided for such authorization sets forth the total number of Shares such officer(s) may grant; and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

(b)  Manner of Exercise of Committee Authority.  The express grant of any specific power to, and the taking of any action by, the Committee, shall not be construed as limiting any of its power or authority. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Section 162(m) and the regulations thereunder (“Section 162(m)”) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action that would result in the loss of an exemption under Rule 16b-3 for Awards granted to or held by Participants who at the time are subject to Section 16 of the Exchange Act in respect of the Company or that would cause Awards intended to qualify as

“performance-based compensation” under Section 162(m) to fail to so qualify, (iii) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law, or (iv) to make any determination required to be made by the Committee under the governance standards of the exchange upon which the Stock is listed. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided; references in this Plan to the Committee shall include any such administrator. The Committee (and, to the extent it so provides, any subcommittee) shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee.

(c)  Limitation of Liability.  The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the Plan’s administration. Committee Members, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or Affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.  Stock Subject To Plan.

(a)  Overall Number of Shares Available for Delivery.  The total number of shares of Stock reserved for delivery in connection with Awards under this Plan shall be the sum of (i) 4.5 million shares, and (ii) ~~all~~ shares ~~currently~~previously available for grant under the Prior Plan or which become available due to cancellation, forfeiture, or expiration (or net settlement or settlement other than in Stock) under the Prior Plan. All such shares may be granted as Incentive Stock Options, but no more than 3.5 million shares of the new authorization, plus all shares under the Prior Plan may be used for Awards other than Stock Options and SARs. Stock issued or to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. The total number of shares available is subject to adjustment as provided in Section 11(c).

(b)  Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will be available under the Plan; and shares that are withheld from such an award or separately surrendered by the Participant in payment of any exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered to the Participant and will be available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or Affiliate or with which the Company or a subsidiary or Affiliate combines, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan.

5.  Eligibility; Per-Person Award Limitations.

(a)  Eligibility.  Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any subsidiary or Affiliate, including any person who has been offered employment by the Company or a subsidiary or Affiliate, provided that no prospective employee may receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or Affiliate, (ii) any non-employee directors of the Company, or (iii) other individuals who perform services for the Company or any subsidiary or Affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or Affiliate for purposes of eligibility for participation in the Plan, if so determined by the Committee. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of Awards who will become Eligible Persons granted by a company or business acquired by the Company or a subsidiary or Affiliate, or with which the Company or a subsidiary or Affiliate combines, are eligible for grants of Substitute Awards granted in assumption of or in substitution for such outstanding awards previously granted under the Plan in connection with such acquisition or combination transaction, if so determined by the Committee.

(b)  Limitations on Shares of Stock Subject to Awards and Cash Awards.  During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i)  ~~the~~Options/SARs.  The maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any Eligible Person for an Award is 400,000 per calendar year~~;~~.

(ii)  Performance Awards.  (a) For share-based Performance Awards, the maximum number of shares that may be earned by any Eligible Person shall be 200,000 shares for each year of duration of such award (by example and not limitation, a two-year share-based Performance Award shall have a maximum payout of 400,000 shares); and (b) for cash-based Performance Awards (or any other Performance Award for which the preceding share-based limitation would not be effective), the maximum amount that may be earned by any Eligible Person shall be $4.5 million per year of duration of the Performance Award, provided that the amount of shares earned pursuant to any Performance Award may not exceed 600,000 shares (excluding Dividend Equivalents, if any), or $9,000,000, as applicable.

(iii)  ~~(ii) the~~Certain Other Share-Based Awards.  The maximum number of shares that can be awarded under the Plan~~,~~ (other than pursuant to any Option ~~or SAR~~, SAR or Performance Share award covered by sections (i) and (ii) above), to any Eligible Person for an Award under this Plan is 250,000 per calendar year~~;~~.

(iv)  ~~(ii) the~~ Annual Incentive.  The maximum amount that may be earned as an Annual Incentive Award or other cash Award in any operating period by any person eligible for an Award shall be $4 million~~, and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a Performance Period by any person eligible for an Award shall be $6 million~~.

The preceding limitations in this section are subject to adjustment as provided in this Plan, and each applies exclusively of one another, as different types of Awards may be made to the same executive during the applicable compensation period.

6.  Specific Terms of Awards.

(a)  General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)  Recapture.  The Company may retain the right in an Award Agreement to cause the forfeiture of any gain realized by a Participant on account of actions taken by the Participant in violation or breach or in conflict with any employment agreement, noncompetition agreement, non-solicitation agreement or any confidentiality obligation with respect to the Company or any Affiliate, or otherwise in competition with the Company or any Affiliate, to the extent specified in such Award Agreement applicable to the Participant. In addition, the Company may terminate and cause the forfeiture of an Award if the Participant is an employee of the Company or an Affiliate and is terminated for Cause as defined in the Award Agreement or the Plan, as applicable.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individual subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Participant who knowingly engaged in the misconduct, was grossly negligent engaging in misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent misconduct, shall reimburse the Company the amount of any payment and settlement of a Award earned or accrued during the 12 month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

(c)  Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)  Exercise Price.  The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that, notwithstanding anything contained herein to the contrary such exercise price shall be (A) fixed as of the Grant Date, and (B) not less than the Fair Market Value of a share of Stock on the Grant Date. Notwithstanding the foregoing, any Substitute Award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or Affiliate, or with which the Company or a subsidiary or Affiliate combines, may be granted with an exercise price per share of Stock other than as required above.

(ii)  No Repricing.  No amendment or modification may be made to an outstanding Option, including by replacing, exchange or cancellation of Options for cash or another award type, that would be treated as a repricing under the rules of the Stock exchange on which the Stock is listed, in each case, without the approval of the Company’s stockholders, provided that, appropriate adjustments may be made to outstanding Options pursuant to this Plan to achieve compliance with applicable law, including Section 409A (a “Repricing”).

(iii)  Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten (10) years from the Grant Date. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part. In addition, the Committee shall determine the methods by which the exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other awards granted under other plans of the Company or any subsidiary or Affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iv)  ISOs.  An Option shall constitute an Incentive Stock Option only (i) if the recipient of such Option is an employee of the Company or any subsidiary or Affiliate; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

(d)  Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)  Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, shares of Stock having a value equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the change in control price, as defined under the applicable award agreement) over (B) the exercise or settlement price of the SAR as determined by the Committee. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6(b). The per share price for exercise or settlement of SARs (including both tandem SARs and freestanding SARs) shall be determined by the Committee, but in the case of SARs that are granted in tandem to an Option shall not be less than the exercise price of the Option and in the case of freestanding SARs shall be (A) fixed as of the grant date, and (B) not less than the Fair Market Value of a share of Stock on the grant date.

(ii)  No Repricing.  No amendment or modification may be made to any outstanding SAR, including by replacing, exchange or cancellation of SARs for cash or another award type, that would be treated as a Repricing without the approval of the Company’s stockholders, provided that, appropriate adjustments may be made to outstanding SARs pursuant to this Plan if necessary to achieve compliance with applicable law, including Section 409A.

(iii)  Other Terms.  The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten (10) years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on future service requirements), the method of exercise, method of settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not a SAR shall be free-standing or in tandem with any other Award. Limited SARs that may only be exercised in connection with a change in control or termination of service following a change in control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(d), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(e)  Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)  Award and Restrictions.  Subject to Section 6(e)(ii), Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)  Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)  Limitation on Vesting.  The grant, issuance, retention, vesting and/or settlement of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of a Restricted Stock Award that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment, service or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock or RSUs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards.

(iv)  Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(v)  Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(f)  Restricted Stock Units.  The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i)  Award and Restrictions.  Subject to Section 6(f)(ii), RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance conditions and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant granted RSUs shall not have any of the rights of a stockholder, including the right to vote, until Stock shall have been issued in the Participant’s name pursuant to the RSUs, except that the Committee may provide for dividend equivalents pursuant to Section 6(f)(iii) below.

(ii)  Limitation on Vesting.  The grant, issuance, retention, vesting and/or settlement of RSUs shall occur at such time and in such installments as determined by the Committee or criteria established by the Committee. Subject to Section 10, the Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of RSUs subject to continued employment, passage of time and/or such performance conditions as deemed appropriate by the Committee; provided that the grant, issuance, retention, vesting and/or settlement of an RSU that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and any Award based solely upon continued employment or the passage of time shall vest over a period not less than three years from the date the Award is made, provided that such vesting may occur ratably over the three-year period. The foregoing minimum vesting conditions need not apply (A) in the case of the death, disability or, if provided for in the applicable Award Agreement, retirement of the Participant or termination in connection with a Change in Control, (B) with respect to up to an aggregate of 5% of the shares of Stock authorized under the Plan, which may be granted (or regranted upon forfeiture) as Restricted Stock or RSUs without regard to such minimum vesting requirements, and (C) with respect to non-employee director awards.

(iii)  Dividend Equivalents.  At its discretion, the Committee may award dividend equivalents, on the specified number of shares of Stock covered by an Award of RSUs. Such dividend equivalents shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(g)  Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(h)  Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant with respect to any share-based award (including Performance Awards), and may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify. If paid as shares, Dividend Equivalents shall not be counted towards any per-person Award limitation hereunder.

(i)  Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(i).

(j)  Performance Awards.  Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7.  Performance-Based Compensation.

(a)  Performance Awards Generally.  Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Section 162(m).

(b)  Performance Awards Granted to Covered Employees.  If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 7(b).

(i)  Performance Goal Generally.  The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. The performance goal shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of one or more performance goals. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)  Business Criteria.  For purposes of this Plan, a “performance goal” shall mean any one or more of the following business criteria, in each case as specified by the Committee: (1) gross or net revenue, premiums collected, new annualized premiums, and investment income, (2) any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders, (3) operating earnings per common share (either basic or diluted); (4) return on assets, return on investment, return on capital, return on invested capital, return on equity, or return on tangible equity; (5) economic value created, (6) combined ratio, loss ratio or other financial ratios; (7) operating margin or profit margin; (8) stock price or total stockholder return~~;~~ (9) book value, and (~~9~~10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)  Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards may be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)  Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring the Company’s performance. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)  Settlement of Performance Awards; Other Terms.  Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(vi)  Recapture Rights.  If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under Section 7, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid, given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares (or if such shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares (or if such shares were disposed of the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

(c)  Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.  Certain Provisions Applicable To Awards.

(a)  Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or Affiliate, or any business entity to be acquired by the Company or a subsidiary or Affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or Affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and (l), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b)  Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in the Plan.

(c)  Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of this Plan and any applicable Award document, payments to be made by the Company or a subsidiary or Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d)  Limitation on Vesting of Certain Awards.  Subject to Section 8, Restricted Stock will vest over a minimum period of three years (i) except in the event of a Participant’s death, disability, or, (ii) if provided for in the applicable Award Agreement, upon retirement, change in control, or other special circumstances. The foregoing notwithstanding, (i) Restricted Stock as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or, if provided for in the applicable Award Agreement, retirement, or in the event of a change in control or other special circumstances, and (ii) up to 5% of the shares of Stock authorized under the Plan may be granted as Restricted Stock without any minimum vesting requirements. For purposes of this Section 8(d), (i) a performance period that precedes the grant of the Restricted Stock will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

(e)  Cash Settlement of Awards.  Unless otherwise prohibited by the Committee in the Award Agreement, the Company may deliver cash in full or partial satisfaction, payment and/or settlement upon exercise, cancellation, forfeiture or surrender of any Award.

9.  Change in Control.  The Committee may set forth in any Award Agreement the effect, if any, that a Change in Control or other, similar transaction shall have on any awards granted under this Plan.

10.  Additional Award Forfeiture Provisions.

(a)  Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements.  Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i)  The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)  The Participant will be obligated to repay to the Company, in cash, within five (5) business days after demand is made therefor by the Company, the total amount of Award Gain (defined below) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or Affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or Affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed.

For purposes of this Section, the term “Award Gain” shall mean (i) in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b)  Events Triggering Forfeiture.  The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during Participant’s employment by the Company or a subsidiary or Affiliate, or during the one-year period following termination of such employment:

(i)  Non-Competition; Non-solicitation.  Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or Affiliate; (B) induces any customer or supplier of the Company or a subsidiary or Affiliate, with which the Company or a subsidiary or Affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or Affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or Affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five (5%) percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five (5%) percent of the outstanding equity of the entity;

(ii)  Non-Disclosure.  Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or Affiliate, any confidential or proprietary information of the Company or any subsidiary or Affiliate, including without limitation information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by Participant’s breach of this provision), except as required by law or pursuant to legal process, or Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii)  Litigation Cooperation.  Participant fails to cooperate with the Company or any subsidiary or Affiliate in any way, including without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or Affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or Affiliate, as reasonably requested.

(c)  Agreement Does Not Prohibit Competition or Other Participant Activities.  Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including competition with the Company and its subsidiaries and Affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 10(a) and 10(b).

(d)  Committee Discretion.  The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11.  General Provisions.

(a)  Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other Company obligation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)  Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or Affiliate), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon Participant’s death, and such Awards or rights that may be exercisable shall be exercised during the Participant’s lifetime only by Participant or his or her guardian or legal representative. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)  Adjustments.  In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock or other securities of the Company or other issuer which are subject to the Plan, (ii) the number and kind of shares of Stock or other securities of the Company or other issuer by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock or other securities of the Company or other issuer subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, settlement price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option or other Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets, or in response to changes in applicable laws, regulations, or accounting principles) affecting any performance conditions; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Section 162(m) to otherwise fail to qualify as “performance-based compensation” under Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Section 162(m).

(d)  Tax Provisions.

(i)  Withholding.  The Company and any subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction or event involving an Award, or to require a Participant to remit to the Company an amount in cash or other property (including Stock) to satisfy such withholding before taking any action with respect to an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. The Company can delay the delivery to a Participant of Stock under any Award to the extent necessary to allow the Company to determine the amount of withholding to be collected and to collect and process such withholding.

(ii)  Required Consent to and Notification of Code Section 83(b) Election.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)  Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).  If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e)  Changes to the Plan.  The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided that, any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action:

(i)  if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted; or

(ii)  if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan; or

(iii)  if such amendment would alter the provisions of the Plan restricting the Company’s ability to grant Options or SARs with an exercise price that is not less than the Fair Market Value of Stock; or

(iv)  in connection with any action to amend or replace previously granted Options or SARs in a transaction that constitutes a Repricing.

The Board may determine to submit other amendments to the Plan to stockholders for approval; however, without the consent of an affected Participant, no such Board (or Committee) action may materially and adversely affect a Participant’s rights under any outstanding Award. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f)  Right of Setoff.  The Company or any subsidiary or Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or Affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award), such amounts owed by the Participant to the Company, including amounts owed under Section 10(a). Participant shall remain liable for any part of Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, Participant agrees to any deduction or setoff under this Section 11(f).

(g)  Unfunded Status of Awards; Creation of Trusts.  To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)  Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the Company’s stockholders for approval shall be construed as limiting the authority of the Board or its committees to adopt other incentive arrangements, apart from the Plan, as it deems desirable, including incentive arrangements and awards which do not qualify under Section 162(m).

(i)  Payments in the Event of Forfeitures; Fractional Shares.  No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares.

(j)  Certain Limitations on Awards to Ensure Compliance with Code Section 409A.

(i)  To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(ii)  Neither a Participant or any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participants benefit under this Plan and granted hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company its subsidiaries or Affiliates.

(iii)  If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code, to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment the but shall instead paid, without interest, on the first business day of the seventh month after such six-month period.

(iv)  Participants shall be solely responsible and liable for satisfaction of all taxes and penalties may be imposed on a Participant or for Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

(k)  Governing Law and Venue.  The construction and operation of this Plan are governed by the laws of the State of New York without giving effect to principles of conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising our of this Plan shall be brought in the State of New York or the US District Court for the Southern District of New York.

(l)  Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n)  Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o)  Severability; Entire Agreement.  If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p)  Recapture of Awards.  If the Board of Directors learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results or subsequently the subject of restatement and the amount the Participant would have earned as awards under the Plan based on the financial results as restated.

(q)  Plan Effective Date and Termination.  The Plan became effective on May 14, 2010 upon approval by the shareholders, and the amendments hereto shall become effective if, and at such time as, the ~~stockholders~~shareholders of the Company have approved ~~it~~the amendments in accordance with applicable law and stock exchange requirements. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on ~~the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan,~~May 14, 2020, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Annual Meeting of Shareholders to be held May 23, 2012

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar and Barry D. Zyskind as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038, on Wednesday, May 23, 2012 at 10:00 am (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
AMTRUST FINANCIAL SERVICES, INC.

May 23, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement, proxy card and annual report are available at http://amtrust2012.investorroom.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR
DIRECTORS and “FOR” PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	º Donald T. DeCarlo
º Susan C. Fisch
º Abraham Gulkowitz
º George Karfunkel
º Michael Karfunkel
º Jay J. Miller
º Barry D. Zyskind
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of BDO USA, LLP as Independent Auditor for the year ended December 31, 2012.	☐	☐	☐
3. Approval of amendments to the 2010 Omnibus Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

_________________________ Signature of Shareholder:	____________ Date:	________________________ Signature of Shareholder:	____________ Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.